Exhibit 2.1

TRANSACTION AGREEMENT

Dated as of June 10, 2014

by and among

BioFuel Energy Corp.,

the Companies listed on Schedule I,

and

the Sellers listed on Schedule II

TABLE OF CONTENTS

Page

Article I

The Transactions		2
Section 1.1	The Regular Rights Offering	2
Section 1.2	Purchase and Sale of the Purchased Interests	2
Section 1.3	Closing	3

Article II

Article III

Representations and Warranties of Sellers		16
Section 3.1	Organization and Standing	16
Section 3.2	Authority; Noncontravention	16
Section 3.3	Title to Purchased Interests	16
Section 3.4	Brokers and Other Advisors	17
Section 3.5	Investment Representations	17
Section 3.6	Brickman Parties Shareholding	17

i

TABLE OF CONTENTS (CONT’D)

Page
Article IV

Article V

TABLE OF CONTENTS (CONT’D)

Page

Section 5.17	Net Operating Losses	39
Section 5.18	FIRPTA Certificates	40
Section 5.19	Certain Unaudited Financial Statements	40
Section 5.20	Amended Charter	40

Article VI

Article VII

Termination		43
Section 7.1	Termination	43
Section 7.2	Effect of Termination	44
Section 7.3	Termination Fee; Expenses	44

Article VIII

TABLE OF CONTENTS (CONT’D)

Schedule I	SCHEDULE OF COMPANIES

Schedule II	SCHEDULE OF SELLERS AND PURCHASED INTERESTS

Schedule III	DIRECTORS

Exhibit A	REGISTRATION RIGHTS AGREEMENT TERM SHEETS

Exhibit B	EMPLOYMENT AGREEMENT TERM SHEET

Exhibit C	BACKSTOP AGREEMENT

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT, dated as of June 10, 2014 (this “Agreement”), is entered into by and among (i) each entity listed on Schedule I (each, a “Company” and collectively, the “Companies”), (ii) each entity listed on Schedule II (each, a “Seller” and collectively, “Sellers”) and (iii) BioFuel Energy Corp., a Delaware corporation (“Buyer”).  Defined terms used herein have the meanings set forth in Section 8.14.

W I T N E S S E T H

WHEREAS, each Company and their respective Subsidiaries listed in the Company Disclosure Schedule (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) are engaged in the business of providing real estate services including the purchase and development of land for residential purposes, construction lending and home building operations (the “Real Estate Business”);

WHEREAS, Sellers own all of the equity interests set forth on Schedule II (the “Purchased Interests”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell, and Buyer desires to acquire, the Purchased Interests;

WHEREAS, the consideration for the acquisition of the Purchased Interests (the “Acquisition”) is a combination of cash and the issuance of common stock, par value $0.01 per share, of Buyer (the “Common Stock”) to Sellers (the “Common Stock Issuance”);

WHEREAS, prior to and contingent upon the closing of the Acquisition (the “Closing”), Buyer will conduct a rights offering for shares of its Common Stock (the “Regular Rights Offering”) to raise, collectively with the transactions contemplated by Section 9(b) of the Voting Agreement and the transactions contemplated by the Backstop Agreements, at least $70,000,000 (the “Rights Offering”);

WHEREAS, the Acquisition will be financed in part by the proceeds from the Rights Offering and from the financing contemplated by the Debt Commitment Letter (the “Financing”);

WHEREAS, the Amended Charter shall be filed with the Secretary of State of the State of Delaware prior to Closing; and

WHEREAS, the Buyer Board (upon the unanimous recommendation of the Special Committee) has approved this Agreement in accordance with the DGCL and has determined or declared that it is advisable and in the best interests of Buyer and its stockholders (other than Greenlight and stockholders that are Affiliates of Greenlight) to consummate the Transactions;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound hereby, the Parties hereby agree as set forth herein:

ARTICLE I

THE TRANSACTIONS

Section 1.1  The Regular Rights Offering.  Buyer will conduct the Regular Rights Offering in accordance with the terms set forth in the Backstop Agreements and as described in the Registration Statement on Form S-1 relating to the Regular Rights Offering (the “Registration Statement”).  Each right offered in the Regular Rights Offering will permit the holder thereof to purchase shares of Common Stock for a price per share equal to 80% of the average closing price per share of the Common Stock for the 10 trading days immediately following the date of filing (the “Filing Date”) of the Registration Statement; provided that in no event will the price per share of Common Stock be greater than $5.00 per share of Common Stock, or less than $1.50 per share of Common Stock (in each case, as adjusted for any stock splits, combinations, recapitalizations and the like).  The Regular Rights Offering will be backstopped by certain investors pursuant to the terms of the Backstop Agreements.

Section 1.2  Purchase and Sale of the Purchased Interests.

(a)  At the Closing, subject to the terms and conditions of this Agreement:

(i)        Buyer shall:

(A)  pay to Sellers at the Closing, the Cash Consideration as allocated among Sellers as directed by Sellers in writing at least two Business Days prior to Closing; and

(B)  issue to Sellers at the Closing, the Equity Consideration (free and clear of all Encumbrances other than Permitted Transfer Restrictions) as allocated among Sellers as directed by Sellers in writing at least two Business Days prior to Closing;

(ii)       Each Seller shall:

(A)  sell, convey, transfer, assign and deliver to Buyer at the Closing, all of such Seller’s interest in the Purchased Interests free and clear of all Encumbrances other than Permitted Transfer Restrictions; and

(B)  accept in payment for all of such Seller’s interest in the Purchased Interests such Seller’s portion of the Cash Consideration and the Equity Consideration.

(b)  The aggregate purchase price for all of the Purchased Interests (the “Purchase Price”) is an amount equal to $275,000,000, comprised of the Equity Consideration plus the Cash Consideration.

(c)  As used in this Section 1.2, the following terms shall have the meanings set forth below.

(i)  “Cash Consideration” means $275,000,000 minus the Equity Consideration Value.

(ii)  “Closing Date Common Stock Value” means the weighted average price per share of Common Stock as quoted on NASDAQ for the five trading days immediately preceding the Closing Date.

(iii)  “Equity Consideration” means a number of shares of Common Stock equal to the sum of:

(A)  (I) a number of shares of Common Stock (such number of shares being the “Greenlight Equity Consideration”) such that immediately after the Closing (including the issuance of the Equity Consideration and calculated after giving effect to the LLC Unit Conversion and the Rights Offering) Greenlight shall collectively own, directly and indirectly, in the aggregate 49.9% of the total issued and outstanding Common Stock minus (II) the number of shares of Common Stock owned by Greenlight immediately prior to the Closing (calculated after giving effect to the Rights Offering and the LLC Unit Conversion); plus

(B)  a number of shares of Common Stock (such number of shares being the “Brickman Equity Consideration”) such that immediately after the Closing (including the issuance of the Equity Consideration and calculated after giving effect to the LLC Unit Conversion and the Rights Offering) the Brickman Parties shall collectively own, directly and indirectly, in the aggregate 8.4% of the total issued and outstanding Common Stock.

(iv)  “Equity Consideration Value” means (x) the Equity Consideration multiplied by (y) the Closing Date Common Stock Value.

(d)  The LLC Unit Conversion.  In accordance with Section 5.11 of this Agreement and Section 9 of the Voting Agreement, Greenlight and its Affiliates’ limited liability company interests in the LLC (“LLC Units”), on the Closing Date, and all other holders’, including Buyer managements’, LLC Units, prior to the Closing Date, shall be converted into shares of Common Stock (the “LLC Unit Conversion”).

Section 1.3  Closing.

(a)  The Closing will take place (i) at the offices of Akin, Gump, Strauss, Hauer & Feld, One Bryant Park, New York, NY 10036, no later than the third Business Day following the satisfaction or waiver of all conditions set forth in Article VI (other than those conditions that are contemplated to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), but in all events at least five Business Days following the expiration of the offering period for the Regular Rights Offering, or (ii) at such other place, date and time as Buyer and Sellers may agree.  The date of the Closing shall be the “Closing Date”.

(b)  At the Closing, each Seller will deliver, or cause to be delivered, to Buyer the following:

(i)       documentation appropriate to effect a transfer of the Purchased Interests duly executed for transfer by delivery and any other documents that are necessary or customary to transfer to Buyer good title to all such Purchased Interests free and clear of any Encumbrances other than Permitted Transfer Restrictions; and

(ii)  all other instruments, agreements, certificates and documents expressly required by any other Transaction Document to be delivered by Sellers at or prior to the Closing Date.

(c)  At the Closing, each Company will deliver, or cause to be delivered, to Buyer the following:

(i)       a certificate of a manager or officer of each Company certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors (or equivalent body) of each Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(ii)  a certificate of a manager or officer of each Company certifying the names and signatures of the officers of each Company authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(iii)     the Officer’s Certificate referenced in Section 6.2(d);

(iv)     a good standing certificate for each Company from the state of its formation, dated within three Business Days of the Closing Date; and

(v)  all other instruments, agreements, certificates and documents expressly required by any other Transaction Document to be delivered by Sellers at or prior to the Closing Date.

(d)  At the Closing, Buyer will deliver, or cause to be delivered, to Sellers the following:

(i)       the payments required by Section 1.2(a);

(ii)  documentation evidencing the Common Stock Issuance in a form reasonably acceptable to Sellers;

(iii)     a copy of the Registration Rights Agreement executed by Buyer and Sellers and a copy of the Registration Rights Agreement executed by Buyer and parties to the Backstop Agreement, the term sheets for which are attached hereto as Exhibit A (together, the “Registration Rights Agreements”);

(iv)     a copy of the Employment Agreement executed by Buyer, the term sheet for which is attached hereto as Exhibit B (the “Employment Agreement”);

(v)      a copy of the Amended Charter duly filed with, and approved by, the Secretary of State of the State of Delaware;

(vi)     a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the Buyer Board authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions;

(vii)    a certificate of the Secretary or Assistant Secretary (or equivalent officer) certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(viii)   the Officer’s Certificate referenced in Section 6.3(c);

(ix)     a good standing certificate for Buyer from the Secretary of State of the State of Delaware, dated within three Business Days of the Closing Date; and

(x)      all other instruments, agreements, certificates and documents expressly required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or any other Transaction Document.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Each Company represents and warrants to Buyer, jointly and severally, as of the date hereof, and as of the Closing Date, except as disclosed in the disclosure schedule delivered by the Companies to Buyer simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article II or Article III or to one or more of the Companies’ or Sellers’ covenants contained in Article V, except that any information set forth in one section of the Company Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent the relevance of such information to such other section or subsection is readily apparent from the face of such information):

Section 2.1  Organization, Standing and Power.

(a)  Section 2.1 of the Company Disclosure Schedule sets forth the jurisdiction of formation and entity classification for each Company.  Each Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Each Company has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which its business is operated or the character or location of the properties and assets owned or leased by it and used in its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not have or reasonably be expected to have a Material Adverse Effect.

(b)  Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each Company Subsidiary has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it operates or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have or reasonably be expected to have a Material Adverse Effect.

Section 2.2  Capitalization.

(a)  Section 2.2 of the Company Disclosure Schedule sets forth the capitalization of each Company Entity.

(b)  Other than the Purchased Interests as set forth on Schedule II, no Equity Securities of any Company are issued, reserved for issuance or outstanding.  Other than as set forth on Section 2.2 of the Company Disclosure Schedule, no Equity Securities of any Company Entity are issued, reserved for issuance or outstanding.  All of the outstanding Equity Securities of the Company Entities are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of, and are not subject to, any preemptive rights and are free and clear of all Encumbrances, other than Permitted Transfer Restrictions.  There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of any Company Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any equityholders of any Company Entity may vote.  Other than the Transaction Documents, there are no outstanding options, warrants, Contracts or other rights of any nature to purchase, obtain or acquire from a Company Entity, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of any Company Entity.  None of the Company Entities or their Affiliates are obligated, pursuant to any securities, options, warrants, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any Equity Securities of any Company Entity, any other securities of any Company Entity or any interest in or assets of any Company Entity to or from any Person or to issue, deliver, sell, purchase or redeem any Contracts relating to any Equity Securities of any Company Entity to or from any Person.  Except for their respective interests in the Company Subsidiaries, the Companies do not own, directly or indirectly, any Equity Securities in any Person.

(c)  All of the outstanding Equity Securities of each Company Entity have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to each Company Entity and the Equity Securities of each Company Entity.

(d)  Except as contemplated by the Transaction Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other Contract or understanding to which any Company Entity is a party or by which any Company Entity is bound with respect to its Equity Securities.

(e)  As a result of the consummation of the Transactions, no Equity Securities of any Company Entity are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Indebtedness of any Company Entity accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 2.3  Authority; Noncontravention.

(a)  Each of the Companies has all necessary power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions to which it is a party.  The execution and delivery of and performance by each of the Companies under the Transaction Documents to which it is a party, and the consummation of the Transactions to which it is a party, have been duly authorized and approved by the governing body of such Company and no other action on the part of such Company or the equityholders of such Company is necessary to authorize the execution and delivery of and performance by such Company under the Transaction Documents to which it is a party and the consummation by it of the Transactions to which it is a party.  The Transaction Documents to which it is a party have been duly executed and delivered by each relevant Company and, assuming due authorization, execution and delivery hereof and thereof by each of the other Parties, constitute legal, valid and binding obligations of such Company enforceable against such Company in accordance with their terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii) collectively, the “Bankruptcy and Equity Exception”).

(b)  Neither the execution and delivery of the Transaction Documents by the Companies, the consummation by the Companies of the Transactions to which they are a party, nor compliance by the Companies with any of the terms or provisions hereof or thereof, will: (i) conflict with or violate any provision of the Organizational Documents of any Company; (ii) assuming that each of the consents, authorizations and approvals referred to in Section 2.3 of the Company Disclosure Schedule are obtained and each of the filings referred to in Section 2.3 of the Company Disclosure Schedule are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Companies or the Transactions to which they are a party; or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract related to the business of a Company or to which a Company is a party or result in the creation of an Encumbrance, other than any Permitted Encumbrance, upon any of the properties or assets of the Companies, other than, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or failure as would not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 2.4  Governmental Approvals. Except for (a) compliance with state securities and “blue sky” Laws; and (b) each of the notices, consents, authorizations and approvals referred to in Section 2.4 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Companies and the consummation by the Companies and the Company Subsidiaries of the Transactions to which they are a party, other than any such consents, approvals, filings, declarations or registrations the failure of which to obtain would not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 2.5  Financial Information.

(a)  Set forth in the Company Disclosure Schedule are (i) the audited balance sheets of each of JBGL Finance and JBGL Capital and certain of Sellers, as of December 31, 2011, December 31, 2012 and December 31, 2013 and the related audited statements of operations, members’ equity and cash flows for the periods ended December 31, 2011, December 31, 2012 and December 31, 2013 (collectively, the “Company Audited Financial Statements”) and (ii) the unaudited balance sheet of each of JBGL Finance and JBGL Capital and certain of Sellers (the “2014 Company Balance Sheets” and, together with the Company Audited Financial Statements, the “Available Financial Statements”) as of March 31, 2014 (the “Company Latest Balance Sheet Date”).  The Available Financial Statements have been, and the 2014 Company Income Statements and Statements of Cash Flow when delivered pursuant to Section 5.19 will be, prepared from and in accordance with the books, accounts and financial records of the applicable Company in conformity with GAAP applied on a consistent basis, and present fairly, in all material respects, the financial position of such person as of the dates set forth therein and their results of operations and cash flows for the periods set forth therein (subject, in the case of the Company Unaudited Financial Statements, to (x) the absence of footnote disclosures and (y) changes resulting from normal year-end audit adjustments).

(b)  No Company Entity has Liabilities of any kind or character, except for (i) Liabilities in the amounts set forth or reserved against on the applicable 2014 Company Balance Sheet or the notes thereto, including contingent liabilities, (ii) Liabilities arising since the Company Latest Balance Sheet Date in the ordinary course of business or (iii) expenses incurred in connection with the Transactions.

Section 2.6  Absence of Material Adverse Effect.  Since the Company Latest Balance Sheet Date and until the date hereof, there have not been any events, occurrences, changes, developments or circumstances which would have, or would reasonably be expected to have, a Material Adverse Effect.

Section 2.7  Litigation.  (i) No judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Authority to which a Company Entity is a party or by which a Company Entity or any assets of any thereof is bound, and which relates to or affects a Company Entity, the assets, properties, Liabilities or employees of a Company Entity or the business of a Company Entity is in effect and (ii) no Company Entity is a party to or engaged in or, to the Company’s Knowledge, threatened with any Action which relates to or affects any Company Entity, the assets, properties, Liabilities or employees of a Company Entity, the business of a Company Entity, any Transaction Document or the Transactions to which a Company Entity is a party, except in each of the foregoing clauses (i) and (ii), as would not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 2.8  Compliance with Applicable Law and Permits.  Since January 1, 2011, and except as would not have, and would not reasonably be expected to have, a Material Adverse Effect, (i) each Company Entity is in compliance with all Laws applicable to such Company Entity, (ii) no written claims or complaints from any Governmental Authority or other Persons have been asserted or received by such Company Entity related to or affecting such Company Entity or its business and, to the Company’s Knowledge, no claims or complaints are threatened, alleging that such Company Entity is in violation of any Laws or Permits applicable to such Company Entity and its business and (iii) to the Company’s Knowledge, no investigation, inquiry or review by any Governmental Authority with respect to such Company Entity and its business is pending or threatened.  All Permits issued or granted to a Company Entity are validly held by the applicable Company Entity and such Company Entity has complied in all material respects with all terms and conditions thereof.  To the Company’s Knowledge, none of such Permits will be subject to any suspension, modification, revocation or nonrenewal as a result of the execution and delivery of the Transaction Documents or the consummation of the Transactions.

Section 2.9  Good and Valid Title to Assets; Sufficiency of Assets.  The Company Entities have good and valid title to or, in the case of leased assets a valid leasehold interest in, all assets of the Company Entities used in the operation or conduct of such entity’s or JBGL Capital’s business or that are (i) reflected in the applicable balance sheet as of the Company Latest Balance Sheet Date or (ii) thereafter acquired by a Company Entity as permitted hereunder (except those assets sold or otherwise disposed of in the ordinary course of business consistent with past practice), in each case, free and clear of all Encumbrances, except Permitted Encumbrances.  Except as set forth in Section 2.9 of the Company Disclosure Schedule, the assets that will be owned, leased or licensed by the Company Entities immediately following the Closing will constitute all the assets necessary to conduct the business of JBGL Finance and JBGL Capital and their respective Subsidiaries in substantially the same manner as it is conducted as of the date hereof.

Section 2.10  Tax Matters.

(a)  (i) The Company Entities have duly and timely filed or had filed on their behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by them, and all such Tax Returns are complete and accurate in all material respects; (ii) the Company Entities have paid (or withheld and paid) all material Taxes required to be paid (or withheld and paid, as the case may be), except for Taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against any Company Entity that has not been fully paid or adequately reserved in accordance with GAAP on the Company Financial Statements, (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes or Tax Returns of the Company Entities and no written notice thereof has been received; (v) none of the Company Entities is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2); (vi) the Company Entities have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to the assessment or collection of any material amount of Taxes; (vii) none of the Company Entities is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (A) any such agreement exclusively between or among the Company Entities or (B) any agreement the primary purpose of which does not relate to Taxes) or otherwise has any liability for Taxes of any other Person; (viii) each Company Entity is either treated as a partnership or disregarded as an entity separate from its owner, and has been so treated or disregarded for the past five years, for U.S. federal income Tax purposes; and (ix) each Company Entity that is treated as a partnership for U.S. federal income Tax purposes has in effect a valid election under Section 754 of the Code.

(b)  For purposes of this Agreement:  (i) “Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing and (ii) “Tax Returns” means any return, report, claim for refund, estimate, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 2.11  Employee Benefit Plans.

(a)  Section 2.11 of the Company Disclosure Schedule contains a complete list of each material Plan in which current or former employees of a Company Entity participate, or which the Company Entities maintain, or to which the Company Entities contribute or have any obligation to contribute, or with respect to which the Company Entities are reasonably expected to have any material Liability.  No such Plan subject to ERISA is funded with securities of the Company Entities.

(b)  With respect to each material Plan, the Company Entities have provided Buyer with true and complete copies of: (i) all documents embodying such Plan, including all amendments thereto and related trust agreements, if any; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for such Plan; (iii) the most recently filed annual report (Form 5500), if any, for such Plan; (iv) the most recent summary plan description and summary of material modifications, if any, required under ERISA for such Plan; and (v) the current employee handbooks.

(c)  The Company Entities do not, nor does any other Person that is or that has been a member of a controlled group or any other similar arrangement that would be combined with the Company Entities under Code Section(s) 414(b), (c), (m) or (o), participate in or contribute to and has not, during the six years prior to the date hereof, participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(d)  No Plan provides post-termination health, accident or life insurance benefits, other than group health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or applicable similar state Law (“COBRA”).  No Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e)  The requirements of COBRA and of Code Section 9801, et seq., and any applicable state Laws have been met in all material respects with respect to each Plan that is subject to such applicable provisions.

(f)  There is no pending or, to the Company’s Knowledge, threatened Action (other than routine claims for benefits) by or on behalf of any Plan or any trusts which are associated with such Plans.  To the Company’s Knowledge, no Plans are under audit or investigation by any Governmental Authority.

(g)  All contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other such payments have been paid to each Plan for any period ending on or before the Closing Date. All contributions, premiums and other payments which are not yet due have been accrued on the Company Financial Statements in accordance with GAAP and consistent with past practice.

(h)  Except as disclosed in the Company Disclosure Schedule, the completion of the Transactions will not result, separately or in the aggregate, in the payment of any amount that will be: (A) characterized as an “excess parachute payment” within the meaning of Code Section 280G(b)(1); or (B) subject to the excise tax under Code Section 4999.  The Company Disclosure Schedule discloses each: (i) agreement with any equityholder, manager, director, officer or other key employee of the Company Entities earning an annual salary or annual fees (as applicable) in excess of $250,000, the benefits under which are contingent, or the terms of which are materially altered, upon the consummation of the Transactions and (ii) Plan under which benefits will be paid, benefits will be increased, or the vesting or payment of the benefits under which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits under which will be calculated on the basis of any of the Transactions.

(i)  To the Company’s Knowledge, (i) since January 1, 2011, the Company Entities have operated and administered all Plans that are nonqualified deferred compensation plans (as defined under Code Section 409A) in good faith and in material compliance with the requirements of Code Section 409A and the rules, regulations and guidance issued thereunder and (ii) no employee of the Company Entities will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A.

(j)  The Plans have been maintained, funded and administered in accordance with their terms in all material respects and comply in form and in application in all material respects with the applicable requirements of ERISA, the Code and applicable Laws.

(k)  All of the Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the Company’s Knowledge, (i) no such determination letter has been revoked and revocation has not been threatened and (ii) no such Plan has been amended (or operated since the date of its most recent determination letter or application therefor) in a manner that would adversely affect its qualification.

Section 2.12  Labor Matters.  None of the Company Entities is a party to or negotiating any collective bargaining agreement.  There are no pending or, to the Company’s Knowledge, threatened strikes, work stoppages, or other material labor disputes with respect to any Company Entity.  To the Company’s Knowledge there are no union organizing activities pending or threatened, nor have there been any such activities within the past three years with respect to any Company Entity.  Each of the Company Entities is in compliance in all material respects with all Laws pertaining to employees and employment practices, including all such Laws relating to wages, hours, discrimination, immigration, worker safety and health, employee classification, contractor classification and termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act and similar Laws (collectively, the “WARN Act”).  None of the Company Subsidiaries is subject to any consent decree with any Governmental Authority relating to employees or employment practices, and there are no material Actions pending or, to the Company’s Knowledge, threatened alleging breach or violation of any labor or employment Law.

Section 2.13  Environmental Matters.  Except for those matters that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect: (a) the operations of each of the Company Entities are in compliance with all applicable Environmental Laws; (b) each of the Company Entities holds and their respective operations are in compliance with all Permits that are required under Environmental Laws (“Environmental Permits”) for the operation of its business as operated or conducted since the beginning of the most recent complete fiscal year and no Company Entity has received any written notice that any such Environmental Permits will be revoked, adversely modified, or not renewed in the ordinary course or that any pending applications for any additional Environmental Permits will not be granted on the terms sought, nor to the Company’s Knowledge, is there any factual basis that would be expected to result in any such revocations, adverse modification, non-renewal, or non-grant; (c) there is no Action relating to or arising from any noncompliance with, or liability under, Environmental Laws that is pending or, to the Company’s Knowledge, threatened against any of the Company Entities relating to any real property currently owned, operated or leased by any Company Entity; (d) no Company Entity has, within the past three years, received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving, currently uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws with respect to the Real Estate Business; (e) no Company Entity has Released any Hazardous Material at any Company Owned Real Property or Company Leased Real Property or, to the Company’s Knowledge, at any other location, and to the Company’s Knowledge, Hazardous Materials are not otherwise present in or emanating from, soil or groundwater at the Company Owned Real Property or Company Leased Real Property in a manner that could reasonably be expected to result in Liability to any Company Entity or interfere with any current operations of any Company Entity thereon; and (f) no Company Entity has assumed or retained, by contract or operation of Law, any Liability under any Environmental Laws regarding the presence or Release of or exposure to any Hazardous Materials.

Section 2.14  Real Property.

(a)  Schedule 2.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Owned Real Property, and identifies each Company Owned Real Property by owner.  Except as set forth on Schedule 2.14(a), (i) the Company Entities own and have good, valid and marketable fee title to all Company Owned Real Property , in each case used in the Real Estate Business and free and clear of all Encumbrances other than Permitted Encumbrances.  Except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of the Company Owned Real Property to which they relate in the business of the Company Entities as currently conducted (i) there are no outstanding rights of reversion, Contracts, options or rights of first refusal or offer in favor of any third party to purchase, lease, occupy or otherwise utilize any Company Owned Real Property or any portion thereof or interest therein that , (ii) none of the Company Entities has received written notice of any condemnation Action or proposed action or agreement for taking in lieu of condemnation with respect to any portion of the Company Owned Real Property, nor to their Knowledge, is any such proceeding, action or agreement pending or threatened, (iii) none of the Company Owned Real Property has been leased and (iv) none of the Company Owned Real Property has been licensed, nor has any third party been granted any right to use or occupy all or any portion of any Company Owned Real Property.

(b)  Schedule 2.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all Real Property Leases, specifying for each such Real Property Lease the date thereof, the current parties thereto, the dates of any amendments thereto and the address or location and use thereof.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) except as may be limited by the Bankruptcy and Equity Exception, each Real Property Lease is valid, binding, enforceable and in full force and effect, (ii) no uncured default of a material nature on the part of Company Entity, or, to the Knowledge of the Company Entities, on the part of the landlord or other party thereto, exists thereunder, (iii) the Company Entities have good and valid leasehold interests in the Company Leased Real Property, subject to the terms of the Real Property Leases applicable thereto, in each case free and clear of all Encumbrances (except in all cases for Permitted Encumbrances), (iv) none of the Company Entities has received written notice of any condemnation Action or proposed action or agreement for taking in lieu of condemnation with respect to any portion of the Company Leased Real Property, nor to their Knowledge, is any such proceeding, action or agreement pending or threatened and (v) no portion of the Company Leased Real Property is subleased to any third party.  The Company Entities have made true and complete copies of each Real Property Lease available to Buyer for review.

Section 2.15  Contracts.

(a)  Section 2.15 of the Company Disclosure Schedule lists all of the following Contracts of the Company Entities in effect as of the date hereof (the “Company Contracts”):

(i)       Contracts which involve commitments to make capital expenditures or investments, or which provide for the purchase of goods or services by any Company Entity from any one Person under which the undelivered balance of such products or services has a purchase price, in each case, in excess of $250,000;

(ii)      Contracts which provide for the sale of products or services by any Company Entity that involve revenues in excess of $250,000;

(iii)     Contracts relating to the borrowing of money by any Company Entity, to the granting of loans or advances by any Company Entity, to the granting by any Company Entity of an Encumbrance on any of its assets, or any guaranty by any Company Entity of any obligation or Liability in any case involving a Liability in excess of $250,000;

(iv)     any power of attorney (whether revocable or irrevocable) given to any Person by any Company Entity;

(v)      Contracts requiring any Company Entity not to compete in any business or in any geographical area;

(vi)     any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of any Company Entity involving annual salaries in excess of $250,000;

(vii)    any Contract with any manager, officer, director or equityholder of a Company Entity or any of their respective Affiliates;

(viii)   any Contract that relates to the formation, operation, management or control of a joint venture, partnership or other similar agreement or arrangement with a third party;

(ix)     any Contract under which a Company Entity has (A) any future liability with respect to an “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligation or (B) any indemnification obligations entered into outside the ordinary course of business; and

(x)       any other Contract of a Company Entity which is material to the operation of the Real Estate Business.

(b)  The Company Entities (and, to the Company’s Knowledge, each of the other party or parties thereto) have performed all obligations required to be performed by them under each Company Contract, except for any failure to perform that would not have, and would not reasonably be expected to have, a Material Adverse Effect.  No event has occurred or circumstance exists with respect to the Company Entities or, to the Company’s Knowledge, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any Company Entity or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Contract except in each case as would not have, and would not reasonably be expected to have, a Material Adverse Effect.  To the Company’s Knowledge, no party to any Company Contract has repudiated any material provision thereof or terminated any Company Contract.  All Company Contracts are, and upon consummation of the Transactions shall continue to be, valid and binding on the applicable Company Entity and, to the Company’s Knowledge, the other parties thereto, and are, and upon consummation of the Transactions shall continue to be, in full force and effect, except in each case as would not have, and would not reasonably be expected to have, a Material Adverse Effect.

Section 2.16  Insurance. Section 2.16 of the Company Disclosure Schedule lists all insurance policies currently owned or held by any Company Entity on the date of this Agreement which cover any Company Entity or are related to the Real Estate Business.  All such insurance policies are in full force and effect and are valid and enforceable and cover against the risks normally insured against by entities in the same or similar lines of business.  All premiums due thereunder have been paid.  No Company Entity has received written notice of cancellation or termination with respect to such insurance policies other than in connection with normal renewals of any such insurance policies.

Section 2.17  Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Companies, Greenlight or the Brickman Parties.

Section 2.18  No Other Representations or Warranties. Except for the representations and warranties expressly made by the Companies in this Article II (as modified by the Company Disclosure Schedule), the Companies make no other representation or warranty with respect to any Company Entity or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 2.19  Full Disclosure. None of the representations and warranties made by the Companies or any Company in this Agreement, as modified by the Company Disclosure Schedule, contain, as brought down by the Officer’s Certificate delivered pursuant to Section 6.2(d) hereof, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, jointly and severally, as of the date hereof, and as of the Closing Date, represents and warrants to Buyer, that, except as disclosed in the Company Disclosure Schedule:

Section 3.1  Organization and Standing.  Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

Section 3.2  Authority; Noncontravention.

(a)  Such Seller has all necessary power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions to which it is a party.  The execution and delivery of and performance by such Seller under the Transaction Documents to which it is a party, and the consummation by such Seller of the Transactions to which it is a party, have been duly authorized and approved by all necessary action by such Seller, and no other action on the part of such Seller or the equityholders of such Seller is necessary to authorize the execution and  delivery of and performance by such Seller under the Transaction Documents to which it is a party and the consummation by such Seller of the Transactions to which it is a party.  The Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery hereof and thereof by the other Parties, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)  Neither the execution and delivery of the Transaction Documents to which any Seller is a party by such Seller, nor the consummation by such Seller of the Transactions to which it is a party, nor compliance by such Seller with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Organizational Documents of such Seller, in each case as amended to the date of this Agreement, or (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.2 of the Company Disclosure Schedule are obtained and each of the filings referred to in Section 3.2 of the Company Disclosure Schedule are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to such Seller, except, in the case of clause (ii), as would not have, and would not reasonably be expected to have, a Seller Material Adverse Effect.

Section 3.3  Title to Purchased Interests.  Each Seller is the lawful record and beneficial owner of the Purchased Interests set forth opposite such Seller’s name on Schedule II, and has good and marketable title to such interests, free and clear of any Encumbrances, and with no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto.  Upon delivery to Buyer at the Closing of documents appropriate to effect a transfer of the Purchased Interests, duly executed for transfer by delivery, and upon Sellers’ receipt of the Cash Consideration and Equity Consideration, good and marketable title to the Purchased Interests will pass to Buyer, free and clear of any Encumbrances, other than Permitted Transfer Restrictions.  After giving effect to the execution and delivery of the Transaction Documents to which it is a party, no Seller is a party to any Contract with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Purchased Interests (other than this Agreement).

Section 3.4  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of any Seller.

Section 3.5  Investment Representations.  Each Seller is acquiring the Common Stock to be acquired by it pursuant to the Transactions for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, and such Seller has no present intention of selling, granting any participation in or otherwise distributing the same, in violation of the applicable securities Laws. Such Seller has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Common Stock, and such Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Common Stock. Such Seller acknowledges that the Common Stock it is acquiring in connection with the Common Stock Issuance have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any such Common Stock except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.

Section 3.6  Brickman Parties Shareholding.  The Brickman Parties do not own, directly or indirectly, any Common Stock (other than any Common Stock to be acquired in connection with the Common Stock Issuance).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller, as of the date hereof, and as of the Closing Date, that, except as disclosed in the Buyer SEC Documents (other than disclosures in the Buyer SEC Documents contained in the “Risk Factors” and “Forward Looking Statements” sections or any other disclosures in the Buyer SEC Documents to the extent they are forward-looking or cautionary in nature) or in the disclosure schedule delivered by Buyer simultaneously with the execution of this Agreement (the “Buyer Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of Buyer’s covenants contained in Article V, except that any information set forth in one section of the Buyer Disclosure Schedule will be deemed to apply to all other sections or subsections thereof to the extent the relevance of such information to such other section or subsection is readily apparent from the face of such information):

Section 4.1  Organization, Standing and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Buyer is duly qualified to do business and is in good standing in each jurisdiction in which it operates or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2  Capitalization.

(a)  Section 4.2 of the Buyer Disclosure Schedule sets forth (i) the authorized Equity Securities of Buyer, (ii) the number of Equity Securities of Buyer that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Buyer that are reserved for issuance, in each case, at the close of business on June 10, 2014.  Since June 10, 2014, other than in connection with the Transactions and the LLC Unit Conversion, no Equity Securities have been issued or redeemed by Buyer.  Section 4.2 of the Buyer Disclosure schedule sets forth the capitalization of each Subsidiary of Buyer.

(b)  Other than as set forth in Section 4.2 of the Buyer Disclosure Schedule, no Equity Securities of any Buyer Entity are issued, reserved for issuance or outstanding.  All of the outstanding shares of Common Stock and Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights.  When issued to Sellers, the Common Stock to be issued as the Equity Consideration will be duly authorized and validly issued, fully paid and non-assessable, and shall be free and clear of all Encumbrances, other than Permitted Transfer Restrictions.  There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of any Buyer Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Buyer may vote.  Other than the Transaction Documents, there are no outstanding options, warrants, Contracts or other rights of any nature to purchase, obtain or acquire from any Buyer Entity, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of any Buyer Entity.  No Buyer Entities are obligated, pursuant to any securities, options, warrants, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any Equity Securities of any Buyer Entity or any interest in or assets of any Buyer Entity to or from any Person or to issue, deliver, sell, purchase or redeem any Contracts relating to any Equity Securities of any Buyer Entity to or from any Person.

(c)  All of the outstanding Equity Securities of the Buyer Entities have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Buyer Entities and the Equity Securities of the Buyer Entities.

(d)  Except as contemplated by the Transaction Documents and the 382 Rights Plan, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other Contract or understanding to which any Buyer Entity is a party or by which any Buyer Entity is bound with respect to its Equity Securities.

(e)  As a result of the consummation of the Transactions, other than Equity Securities issued pursuant to the Transaction Documents, no Equity Securities of any Buyer Entity are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Indebtedness of Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.3  Authority; Noncontravention.

(a)  Buyer has all necessary corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions to which it is a party, subject to receipt of the Buyer Stockholder Approval.  The execution and delivery of and performance by Buyer under this Agreement, and the consummation by Buyer of the Transactions to which it is a party, have been or, with respect to the Amended Charter, will be prior to Closing, duly authorized and approved by all necessary corporate action by Buyer (including by the Buyer Board), subject, in each case, to receipt of the Buyer Stockholder Approval.  Each Transaction Document to which it is a party has been or, with respect to the Amended Charter, the Registration Rights Agreements, the Backstop Agreements and the Employment Agreement, will be prior to or at Closing, duly executed and delivered by Buyer and, assuming due authorization, execution and delivery hereof and thereof by the other Parties, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)  Neither the execution and delivery of the Transaction Documents by Buyer, nor the consummation by Buyer of the Transactions to which it is a party, nor compliance by Buyer with any of the terms or provisions hereof and thereof, will, (i) assuming receipt of the Buyer Stockholder Approval, conflict with or violate any provision of the certificate of incorporation and bylaws of Buyer, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.4 of the Buyer Disclosure Schedule are obtained and each of the filings referred to in Section 4.4 of the Buyer Disclosure Schedule are made and any applicable waiting periods referred to therein have expired and the Buyer Stockholder Approval has been received, violate any Law applicable to Buyer or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Buyer is a party, except, in the case of clauses (ii) and (iii), as would not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(c)  The Special Committee of the Buyer Board (the “Special Committee”) is composed of three members of the Buyer Board who are not members of Buyer’s management. The Buyer Board, acting upon the unanimous recommendation of the Special Committee (other than with respect to the Employment Agreement), has or, with respect to the Amended Charter, will have prior to Closing (i) determined that the Transactions, on the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Buyer and its stockholders (other than Greenlight and stockholders that are Affiliates of Greenlight), (ii) approved and declared advisable the Transaction Documents and the Transactions to which Buyer is a party and (iii) resolved to make the Buyer Board Recommendation to the holders of Common Stock and Class B Common Stock.  The Buyer Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement and the Transactions be submitted to the holders of Common Stock and Class B Common Stock for their adoption and approval.

(d)  The Buyer Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of Buyer or its Subsidiaries which is necessary to adopt the Transaction Documents and approve the Transactions.

Section 4.4  Governmental Approvals.  Except for (a) the filing with the SEC of the Registration Statement and the Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of NASDAQ, (b) filing of the Amended Charter with the Secretary of State of the State of Delaware and (c) compliance with state securities and “blue sky” Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions, other than any such consents, approvals, filings, declarations or registrations the failure of which to obtain would not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

Section 4.5  Financial Information.

(a)  Set forth in the Buyer Disclosure Schedule are (i) the audited balance sheets of Buyer as of December, 31, 2011, December 31, 2012 and December 31, 2013 and the related audited statements of operations, stockholders’ equity and cash flows for the periods ended December 31, 2011, December 31, 2012 and December 31, 2013 (the “Buyer Audited Financial Statements”) and (ii) the unaudited balance sheet of Buyer (the “2014 Buyer Balance Sheet”) as of March 31, 2014 (the “Buyer Latest Balance Sheet Date”) and the related statements of operations, stockholder’ equity and cash flows for the three month period ended March 31, 2014 (the “Buyer Unaudited Financial Statements” and collectively, with the Buyer Audited Financial Statements and the notes to each of them, the “Buyer Financial Statements”).  The Buyer Financial Statements have been prepared from and in accordance with the books, accounts and financial records of Buyer in conformity with GAAP applied on a consistent basis, and present fairly, in all material respects, the financial position of Buyer as of the dates set forth therein and its results of operations and cash flows for the periods set forth therein (subject, in the case of the Buyer Unaudited Financial Statements to changes resulting from normal year-end audit adjustments).

(b)  No Buyer Entity has Liabilities of any kind or character, except for (i) Liabilities in the amounts set forth or reserved against on the 2014 Buyer Balance Sheet or the notes thereto, including contingent liabilities, (ii) Liabilities arising in the ordinary course of business since the Buyer Latest Balance Sheet Date or (iii) expenses incurred in connection with the Transactions.  No Buyer Entity has material Liabilities of any kind or character, including contingent liabilities, directly or indirectly relating to, arising out of or in connection with the ownership, operations and management of ethanol production facilities or businesses.

Section 4.6  Assets and Properties.  Buyer has (i) good title to all of its material assets and properties (whether real, personal or mixed, or tangible or intangible) (including all assets and properties recorded on the Buyer Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Buyer Latest Balance Sheet Date) and (ii) valid leasehold interests in all of its assets and properties which it leases, in each case (with respect to both clauses (i) and (ii) above), free and clear of any Encumbrances, other than Permitted Encumbrances.

Section 4.7  Contracts.

(a)  Section 4.7 of the Buyer Disclosure Schedule lists all of the following Contracts of the Buyer Entities in effect as of the date hereof (the “Buyer Contracts”):

(i)       Contracts which involve commitments to make capital expenditures or investments or which provide for the purchase of goods or services by any Buyer Entity from any one Person under which the undelivered balance of such products or services has a purchase price, in each case, in excess of $50,000;

(ii)      Contracts which provide for the sale of products or services by any Buyer Entity that involve revenues in excess of $50,000;

(iii)     Contracts relating to the borrowing of money by any Buyer Entity, to the granting of any loans or advances by any Buyer Entity, to the granting by any Buyer Entity of an Encumbrance on any of its assets, or any guaranty by any Buyer Entity of any obligation or Liability in any case involving a Liability in excess of $50,000;

(iv)     any power of attorney (whether revocable or irrevocable) given to any Person by any Buyer Entity;

(v)      Contracts requiring any Buyer Entity not to compete in any business or in any geographical area;

(vi)     any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of any Buyer Entity involving annual salaries in excess of $50,000;

(vii)    any Contract with any manager, officer, director or equityholder of a Buyer Entity or any of their respective Affiliates;

(viii)   any Contract that relates to the formation, operation, management or control of a joint venture, partnership or other similar agreement or arrangement with a third party;

(ix)      any Contract under which a Buyer Entity has (A) any future liability with respect to an “earn-out”, contingent purchase price, deferred purchase price or similar contingent payment obligation or (B) any indemnification obligations entered into outside the ordinary course of business; and

(x)       any other Contract of a Buyer Entity which is material to the operation of the Buyer Entities, taken as a whole.

(b)  The Buyer Entities (and, to the Knowledge of Buyer, each of the other party or parties thereto), have performed all obligations required to be performed by them under each Buyer Contract, except for any failure to perform that would not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.  No event has occurred or circumstance exists with respect to Buyer or, to the Knowledge of Buyer, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give Buyer or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Buyer Contract except in each case as would not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.  To the Knowledge of Buyer, no party to any Buyer Contract has repudiated any material provision thereof or terminated any Buyer Contract.  All Buyer Contracts are, and upon consummation of the Transactions shall continue to be, valid and binding on Buyer and, to the Knowledge of Buyer, the other parties thereto, and are, and upon consummation of the Transactions shall continue to be, in full force and effect, except in each case as would not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(c)  There is no Contract or other understanding, commitment or obligation of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected, which (i) creates or imposes a liability greater than $50,000, and (ii) may not be cancelled by Buyer on 30 days’ or less prior notice without payment of a penalty or premium of any kind.

Section 4.8  Environmental Matters.  Except for those matters that, individually or in the aggregate, would not be reasonably likely to have a Buyer Material Adverse Effect: (a) the operations of each Buyer Entity are in compliance with all applicable Environmental Laws; (b) each Buyer Entity holds and their respective operations are in compliance with all Environmental Permits that are required for the operation of their business as operated or conducted since the beginning of the most recent complete fiscal year and no Buyer Entity has received any written notice that any such Environmental Permits will be revoked, adversely modified, or not renewed in the ordinary course or that any pending applications for any additional Environmental Permits will not be granted on the terms sought, nor to the Knowledge of Buyer, is there any factual basis that would be expected to result in any such revocations, adverse modification, non-renewal or non-grant; (c) there is no Action relating to or arising from any noncompliance with, or liability under, Environmental Laws that is pending or, to the Knowledge of Buyer, threatened against any Buyer Entity relating to any real property currently owned, operated or leased by any Buyer Entity; (d) other than as set forth in Section 4.8 of the Buyer Disclosure Schedule, no Buyer Entity has, within the past three years, received any written notice of, or entered into any order, settlement, judgment, injunction or decree involving, currently uncompleted, outstanding or unresolved liabilities or corrective or remedial obligations relating to or arising under Environmental Laws with respect to its business; (e) no Buyer Entity has Released any Hazardous Material at any Buyer Owned Real Property or Buyer Leased Real Property or, to the Knowledge of Buyer, at any other location, and to the Knowledge of Buyer, Hazardous Materials are not otherwise present in or emanating from, soil or groundwater at the Buyer Owned Real Property or Buyer Leased Real Property in a manner that could reasonably be expected to result in Liability to any Buyer Entity or interfere with any current operations of any Company Entity thereon; and (f) no Buyer Entity has assumed or retained, by contract or operation of Law, any

Liability under any Environmental Law regarding the presence or Release of or exposure to any Hazardous Materials.

Section 4.9  Brokers and Other Advisors.  Except for Duff & Phelps Securities, LLC, the fees of which will be paid by Buyer, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 4.10     Purchased Interests.  Buyer is purchasing the Purchased Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof and Buyer has no present intention of selling, granting any participation in or otherwise distributing the same in violation of the applicable securities Laws.

Section 4.11     Opinion of Financial Advisor.  The Special Committee has received the opinion of Duff & Phelps, LLC, dated as of the date of this Agreement, to the effect that, as of such date, the Purchase Price to be paid by Buyer in the Acquisition, taking into account the material economic terms of the Financing as contemplated by the Debt Commitment Letter, is fair from a financial point of view to the public stockholders of Buyer other than Greenlight and its Affiliates (without giving effect to any impact of the Acquisition on any particular stockholder other than in its capacity as a stockholder).

Section 4.12     Tax Returns.  (i) Buyer has duly and timely filed (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate in all material respects; (ii) Buyer has paid (or withheld and paid) all material Taxes required to be paid (or withheld and paid, as the case may be), except for Taxes contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against Buyer that has not been fully paid or adequately reserved in accordance with GAAP; (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes or Tax Returns of Buyer and no written notice thereof has been received; (v) Buyer is not and has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2); (vi) Buyer has not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to the assessment or collection of any material amount of Taxes; and (vii) Buyer is not a party to or bound by any Tax sharing, allocation or indemnification agreement (other than (A) any such agreement exclusively between or among Buyer and its Subsidiaries or (B) any agreement the primary purpose of which does not relate to Taxes) and Buyer does not otherwise have any liability for Taxes of any other Person.

Section 4.13     Net Operating Losses.  As of the date this representation is made, in the reasonable belief of Buyer, the net operating loss carryforwards (the “NOLs”) of Buyer, as set forth in Section 4.13 of the Buyer Disclosure Schedule, are not subject to any limitation under Section 382 of the Code, or otherwise.

Section 4.14     Rights Plan.

(a)  The Section 382 Rights Plan adopted by Buyer on March 27, 2014 (the “382 Rights Plan”) is in effect and has not been amended since its adoption, nor has Buyer granted any waivers or exceptions under the 382 Rights Plan, either as of the date of this Agreement or as of the Closing Date, except for any waivers or exceptions granted in satisfaction of clause (b) of this Section 4.14.

(b)  Buyer has taken all necessary action so that neither the execution and delivery of the Transaction Documents nor the consummation of the Transactions (including, for the avoidance of doubt, the Common Stock Issuance, the Rights Offering and the LLC Unit Conversion) contemplated hereby will (i) cause the rights granted under the 382 Rights Plan to become exercisable, (ii) cause Sellers, or any Affiliate thereof to become an “Acquiring Person” (as defined in the 382 Rights Plan) or (iii) give rise to a “Distribution Date” (as defined in the 382 Rights Plan) or other triggering event under the 382 Rights Plan.

Section 4.15     SEC Documents.

(a)  As of its filing date, each Buyer SEC Document filed since January 1, 2011 complied, and each such Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, as the case may be.

(b)  As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act since January 1, 2011 did not, and each such Buyer SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c)  There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer.  Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.16     Absence of Material Adverse Effect.  Since December 31, 2013 and until the date hereof, there have not been any events, occurrences, changes, developments or circumstances which would have or would reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.17     Sarbanes-Oxley; Internal Accounting Controls.  Buyer is in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it and the applicable listing and corporate governance rules and regulations of NASDAQ.  Buyer and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Buyer has established disclosure controls and procedures (as defined in Exchange

Act Rules 13a-15(e) and 15d-15(e)) for Buyer and its Subsidiaries and has reasonably designed such disclosure controls and procedures to ensure that material information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  Buyer’s certifying officers have evaluated the effectiveness of Buyer’s disclosure controls and procedures as of the end of the period covered by Buyer’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  Buyer presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in Buyer’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, Buyer’s internal control over financial reporting.

Section 4.18     Employee Benefits Plans.

(a)  Section 4.18 of the Buyer Disclosure Schedule contains a complete list of each material Plan in which current or former employees of a Buyer Entity participate, or which the Buyer Entities maintain, or to which the Buyer Entities contribute or have any obligation to contribute, or with respect to which the Buyer Entities are reasonably expected to have any material Liability.  No such Plan subject to ERISA is funded with securities of the Buyer Entities.

(b)  With respect to each material Plan, the Buyer Entities have provided Sellers with true and complete copies of: (i) all documents embodying such Plan, including all amendments thereto and related trust agreements, if any; (ii) the most recent annual actuarial valuations and annual and periodic accounting, if any, prepared for such Plan; (iii) the most recently filed annual report (Form 5500), if any, for such Plan; (iv) the most recent summary plan description and summary of material modifications, if any, required under ERISA for such Plan; and (v) the current employee handbooks.

(c)  The Buyer Entities do not, nor does any other Person that is or that has been a member of a controlled group or any other similar arrangement that would be combined with the Buyer Entities under Code Section(s) 414(b), (c), (m) or (o), participate in or contribute to and has not, during the six years prior to the date hereof, participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(d)  Except as disclosed in Section 4.18 of the Buyer Disclosure Schedule, no Plan provides post-termination health, accident or life insurance benefits, other than group health benefits required to be provided to former employees, their spouses and other dependents under COBRA.  No Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e)  There is no pending or, to the Knowledge of Buyer, threatened Action (other than routine claims for benefits) by or on behalf of any Plan or any trusts which are associated with such Plans.  To the Knowledge of Buyer, no Plans are under audit or investigation by any Governmental Authority.

(f)  The requirements of COBRA and of Code Section 9801, et seq., and any applicable state Laws have been met in all material respects with respect to each Plan that is subject to such applicable provisions.

(g)  Except as disclosed in Section 4.18 of the Buyer Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other such payments have been paid to each Plan for any period ending on or before the Closing Date.  All contributions, premiums and other payments which are not yet due have been accrued on the Buyer Financial Statements in accordance with GAAP and consistent with past practice.

(h)  Except as disclosed in the Buyer Disclosure Schedule, the completion of the Transactions will not result, separately or in the aggregate, in the payment of any amount that will be: (A) characterized as an “excess parachute payment” within the meaning of Code Section 280G(b)(1); or (B) subject to the excise tax under Code Section 4999.  The Buyer Disclosure Schedule discloses each: (i) agreement with any equityholder, manager, director, officer or other key employee of the Buyer Entities earning an annual salary or annual fees (as applicable) in excess of $50,000, the benefits under which are contingent, or the terms of which are materially altered, upon the consummation of the Transactions and (ii) plan under which benefits will be paid, benefits will be increased, or the vesting or payment of the benefits under which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits under which will be calculated on the basis of any of the Transactions.

(i)  To Buyer’s Knowledge, (i) since January 1, 2011, the Buyer Entities have operated and administered all Plans that are nonqualified deferred compensation plans (as defined under Code Section 409A) in good faith and in material compliance with the requirements of Code Section 409A and the rules, regulations and guidance issued thereunder and (ii) no employee of the Buyer Entities will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A.

(j)  The Plans have been maintained, funded and administered in accordance with their terms in all material respects and comply in form and in application in all material respects with the applicable requirements of ERISA, the Code and applicable Laws.

(k)  All of the Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Plans are qualified and the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the Knowledge of Buyer, (i) no such determination letter has been revoked and revocation has not been threatened and (ii) no such Plan has been amended (or operated since the date of its most recent determination letter or application therefor) in a manner that would adversely affect its qualification.

Section 4.19  Labor Matters.  None of the Buyer Entities is a party to or negotiating any collective bargaining agreement.  There is no pending, or to the Knowledge of Buyer, threatened strikes, work stoppages, or other material labor disputes with respect to any Buyer Entity.  To the Knowledge of Buyer, there are no union organizing activities pending or threatened, nor have there been any such activities within the past three years with respect to any Buyer Entity.  Each of the Buyer Entities is in compliance in all material respects with all Laws pertaining to employees and employment practices, including all such Laws relating to wages, hours, discrimination, immigration, worker safety and health, employee classification, contractor classification and termination of employment, including any obligations pursuant to the WARN Act.  None of the Buyer Entities is subject to any consent decree with any Governmental Authority relating to employees or employment practices, and there are no material Actions pending or, to the Knowledge of Buyer, threatened alleging breach or violation of any labor or employment Law.

Section 4.20  Application of Takeover Protections.  Other than the 382 Rights Plan, there is no control share acquisition, business combination, rights plan (including any distribution under a rights agreement) or other similar anti-takeover provision under either Buyer’s certificate of incorporation (or similar charter documents) or the Laws of the State of Delaware that is, or could become, applicable to Buyer as a result of the Parties fulfilling their obligations or exercising their rights hereunder.

Section 4.21  No Other Representations or Warranties.  Except for the representations and warranties expressly made by Buyer in this Article IV (as modified by the Buyer Disclosure Schedule), Buyer makes no other representation or warranty with respect to Buyer or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Sellers or the Companies or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Section 4.22  Full Disclosure.  None of the representations and warranties made by Buyer in this Agreement, as modified by the Buyer Disclosure Schedule and the Buyer SEC Documents, contain, as brought down by the Officer’s Certificate delivered pursuant to Section 6.3(c), or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a)  Each of Buyer and the Companies agree (and shall cause their Subsidiaries to) that, except as permitted, required or specifically contemplated by the Transaction Documents, Section 5.1(b) and those actions contemplated on Section 5.1 of the Company Disclosure Schedule or Section 5.1 of the Buyer Disclosure Schedule, as applicable, or in this Article V, or as otherwise consented to or approved in writing by the other Parties, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i)       the businesses of the Company Entities shall be conducted only in the ordinary course of business consistent with past practice and the businesses of the Buyer Entities shall be conducted only in the ordinary course of business consistent with the description thereof as set forth in its annual report for the fiscal year ended December 31, 2013 and its most recent quarterly report filed with the SEC on May 8, 2014;

(ii)      none of the Company Entities or the Buyer Entities shall (A) amend its Organizational Documents, or (B) (1) issue, deliver or sell, redeem or authorize the issuance, delivery, redemption or sale of or incur any Indebtedness convertible into, any Equity Securities of such entity, (2) amend (including by way of a split, subdivision, combination or other reorganization) any term of any outstanding Equity Securities of such entities, or (3) amend any term of Equity Securities of the Company Entities or the Buyer Entities, respectively (in each case, whether by merger, consolidation or otherwise);

(iii)     the Company Entities and the Buyer Entities will use their respective commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees (as determined by the Companies and Buyer, as applicable), and to preserve the goodwill of those having business relationships with them;

(iv)     none of the Company Entities or the Buyer Entities shall declare, set aside or pay any dividend or distribution or other capital return in respect of its Equity Securities;

(v)      neither the Companies nor Buyer shall, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;

(vi)     none of the Company Entities or the Buyer Entities shall, except in the ordinary course of business, enter into, terminate or materially modify any Contract that is a Company Contract or a Buyer Contract, as applicable, or any Contract that, if in effect on the date hereof, would have been a Company Contract or a Buyer Contract, as applicable;

(vii)    none of the Company Entities or the Buyer Entities shall: (A) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the Equity Securities or assets of, or otherwise acquire, whether in a single transaction or series of related transactions, any material business of any corporation, partnership, association or other business organization or division thereof; or (B) sell, transfer, lease, mortgage, encumber or otherwise dispose of any entity, business or any material property or assets (other than as permitted by Section 5.1(b));

(viii)   none of the Company Entities or the Buyer Entities shall: (A) make or grant any bonus or any material wage or salary increase to any employee or group of employees (other than in the ordinary course of business consistent with past practice, or as required pursuant to any existing Plans); (B) materially amend or terminate any existing Plan or adopt any new Plan (except (x) to the extent reasonably necessary to avoid the imposition of additional Taxes under Section 409A of the Code, (y) otherwise reasonably necessary to comply with applicable Law or (z) as permitted under clauses (D) and (E) of this Section 5.1(a)(viii)); (C) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing Plan or employment agreement to any officer or employee, whether past or present, other than (x) in the ordinary course of business consistent with past practice and (y) as reasonably necessary to comply with applicable Law; (D) enter into, adopt or materially amend any bonus, severance or retirement Contract, or any employment Contract with a non-executive officer, other than in the ordinary course of business, consistent with past practices or as required by Law, including Section 409A of the Code; or (E) enter into, adopt or materially amend any employment Contract with an executive officer, other than in the ordinary course of business;

(ix)     none of the Company Entities or the Buyer Entities shall make any loans, advances, capital commitments or guarantees for the benefit of, any Person (other than its Subsidiaries and, with respect to the Company Entities only, other than as permitted by Section 5.1(b) and with respect to the ordinary course operations of the Real Estate Business) or, other than as permitted by Section 5.1(b), incur any Indebtedness for borrowed money, in excess of $100,000 individually or $500,000 in the aggregate;

(x)      none of the Company Entities (other than as permitted by Section 5.1(b)) or the Buyer Entities shall make any capital expenditures or investments in excess of $100,000 individually or $500,000 in the aggregate;

(xi)     none of the Company Entities or the Buyer Entities shall cancel any third party indebtedness owed to either the Company Entities (other than with respect to the ordinary course operations of the Real Estate Business) or the Buyer Entities, as applicable;

(xii)    none of the Company Entities or the Buyer Entities shall settle or compromise any Action if the amount of such settlement exceeds $250,000 or will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of either the Company Entities or the Buyer Entities, as applicable, after the Closing;

(xiii)   the Company Entities and the Buyer Entities shall not make or change any Tax election;

(xiv)   the Company Entities and the Buyer Entities shall not change any annual accounting period;

(xv)    the Company Entities and the Buyer Entities shall not adopt or change any accounting method with respect to Taxes;

(xvi)   the Company Entities and the Buyer Entities shall not surrender any right to claim a refund of Taxes;

(xvii)  the Company Entities and the Buyer Entities shall not file any amended Tax Return;

(xviii) the Company Entities and the Buyer Entities shall not settle or compromise any Tax claim or assessment relating to Companies or Buyer, as applicable;

(xix)    the Company Entities and the Buyer Entities shall not consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company Entities or the Buyer Entities, as applicable;

(xx)     the Company Entities and the Buyer Entities shall not take any other action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Buyer Entities or Company Entities for any period ending after the Closing Date or decreasing any Tax attribute of any of the Buyer Entities or Company Entities existing on the Closing Date; and

(xxi)    none of the Company Entities or the Buyer Entities shall agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b)  Notwithstanding anything to the contrary in Section 5.1(a), from the date hereof until the Closing Date, the Companies shall be permitted to enter into Contracts in the ordinary course of business consistent with past practice with respect to, and consummate the transactions contemplated thereby, (i) the purchase of land in an amount not to exceed $25,000,000 in the aggregate, (ii) the sale of land in an amount not to exceed $25,000,000 in the aggregate, and (iii) the development of land in an amount not to exceed $25,000,000 in the aggregate.  In addition, nothing in Section 5.1(a) shall prohibit the Companies from taking any action pursuant to a Contract for the purchase, sale or development of land or other assets, or for the provision of construction financing, entered into prior to the date hereof.

Section 5.2  Preparation of the SEC Filings; Stockholders Meeting.

(a)  As promptly as reasonably practicable following the date of this Agreement, Buyer shall prepare and file with the SEC (i) a proxy statement with respect to the Buyer Stockholders Meeting to obtain the Buyer Stockholder Approval (the “Proxy Statement”) and (ii) the Registration Statement, and the Companies and Sellers shall cooperate with Buyer and its Subsidiaries in connection with the preparation of each of the foregoing filings, it being agreed that Buyer cannot and will not make such filings until (x) the form of Amended Charter has been agreed between Buyer and Sellers pursuant to Section 5.20 and approved by Buyer Board and (y) the Companies shall have delivered to Buyer for inclusion in such filings financial statements of the Companies required to be included in the Proxy Statement or the Registration Statement prepared on a combined consolidated basis in accordance with GAAP and audited by a firm of public accountants registered with the Public Company Accounting Oversight Board.  The Companies will use their reasonable best efforts to cause such financial statements be prepared and audited as promptly as reasonably practicable.  Buyer shall promptly notify Sellers upon receipt of any comments from the SEC or the staff of the SEC with respect to the Proxy

Statement or the Registration Statement and shall provide Sellers with copies of all written correspondence between Buyer and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand with respect to the Proxy Statement or the Registration Statement.  Buyer shall use its reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement and Sellers and the Companies shall cooperate with the foregoing.  After the initial filing thereof, Buyer shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as reasonably practicable and to keep the Registration Statement effective as long as is necessary to consummate the Regular Rights Offering.

(b)  No filing of, or amendment or supplement to, or correspondence with the SEC with respect to, the Proxy Statement or Registration Statement will be made by Buyer without providing the Companies a reasonable opportunity to review and comment thereon and Buyer shall include in such document or response comments reasonably proposed by the Companies.  The Companies and Sellers shall cooperate with Buyer in connection with the preparation and filing of the Proxy Statement and Registration Statement, including (i) promptly furnishing to Buyer the quarterly financial statements of the Companies on a combined consolidated basis and obtaining any required consents from the Companies’ firm of public accountants in connection with such filings, (ii) promptly furnishing to Buyer all financial and other information of the Company Entities requested by Buyer that is reasonably necessary to prepare pro forma financial statements in accordance with Article 11 of Regulation S-X to be included in the Proxy Statement or the Registration Statement and (iii) following written request therefor, promptly furnishing to Buyer any and all other information concerning the Company Entities as may be required to be set forth in the Proxy Statement or Registration Statement under applicable Law.

(c)  Buyer shall use reasonable best efforts, and the other Parties shall cooperate, to obtain all necessary state securities Law or “blue sky” permits or approvals required with respect to the issuance of Common Stock pursuant to the Transactions.  Buyer shall furnish all information concerning Buyer and the holders of Common Stock as may be reasonably requested in connection with any such action.  Buyer shall advise the other Parties promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Common Stock issuable in connection with the Transactions or any request by the SEC for amendment of the Registration Statement.

(d)  Buyer shall use its reasonable best efforts to cause the Proxy Statement and prospectus set forth in the Registration Statement to be disseminated to its stockholders as promptly as reasonably practicable after resolution of all comments from the SEC with respect to the Proxy Statement and the Registration Statement and the declaration of effectiveness of the Registration Statement.

(e)  Each of the Parties shall ensure that the information provided by it for inclusion in the Proxy Statement and Registration Statement and each amendment or supplement thereto, at the time of dissemination thereof and at the time of the Buyer Stockholders Meeting, as applicable, or, in the case of information provided by it for inclusion in the Registration

Statement or any amendment or supplement thereto, at the time it becomes effective, (i) will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.  If at any time prior to the Closing Date any information relating to a Party, or any of their respective Affiliates, officers or directors, should be discovered by such Party which should be set forth in an amendment or supplement to the Proxy Statement or Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the stockholders of Buyer.

(f)  Buyer shall, in accordance with applicable Law, Buyer’s Organizational Documents and the NASDAQ rules, establish the record date, duly give notice of, convene and hold an annual or special meeting of its stockholders (the “Buyer Stockholders Meeting”) as soon as reasonably practicable after dissemination of the Proxy Statement for purposes of obtaining Buyer Stockholder Approval; provided, however, that Buyer shall be permitted to delay or postpone convening Buyer Stockholders Meeting: (i) with the consent of Sellers; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for any supplemental or amended disclosure which Buyer has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Buyer’s stockholders prior to Buyer Stockholders Meeting; or (iv) to allow additional solicitation of votes in order to obtain Buyer Stockholder Approval.

(g)  Buyer shall, through Buyer Board (upon recommendation of the Special Committee), except where a Buyer Adverse Recommendation Change has been made pursuant to Section 5.3, (i) recommend to its stockholders that Buyer Stockholder Approval be given (the “Buyer Board Recommendation”), (ii) include the Buyer Board Recommendation in the Proxy Statement and (iii) take all lawful action reasonably necessary to solicit Buyer’s stockholders in order to obtain Buyer Stockholder Approval.  Unless this Agreement is terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of Buyer at the Buyer Stockholders Meeting for the purpose of voting on the approval of the Transactions and nothing contained in this Agreement shall be deemed to relieve Buyer of such obligation; provided, however, that if Buyer Board shall have effected a Buyer Adverse Recommendation Change, then Buyer Board may submit this Agreement to Buyer’s stockholders without recommendation.

(h)  For purposes of this Section 5.2, references to, and actions that may be taken by, Buyer Board will also include a duly established and empowered committee thereof, including the Special Committee, as applicable.

Section 5.3  No Solicitation; Change in Recommendation.

(a)      Buyer agrees that it shall, and shall cause its Subsidiaries, directors (other than any Affiliate of a Seller), officers and employees to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ respective other Representatives to, immediately (i) cease all discussions or negotiations with any Person with respect to any Business Combination Proposal and (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives in connection therewith.  Except as otherwise expressly provided in this Section 5.3, from the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, Buyer shall not, and shall cause its Subsidiaries, directors (other than any Affiliate of a Seller), officers and employees not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (A) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to a Business Combination Proposal or the making or consummation thereof, (B) enter into, continue or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3(a)) or negotiations regarding, or furnish to any Person any non-public information or data concerning Buyer or its Subsidiaries relating to or that would reasonably be expected to lead to any Business Combination Proposal, (C) otherwise knowingly facilitate any effort or attempt to make a Business Combination Proposal or (D) authorize any of, or commit to agree to do any of, the foregoing.  Without limiting the foregoing, it is agreed that any violation of this Section 5.3(a) by a Representative of Buyer or one of its Subsidiaries shall be deemed a violation by Buyer.

(b)     Notwithstanding anything to the contrary contained in this Agreement, if, at any time prior to, but not after, obtaining the Buyer Stockholder Approval, Buyer or any of its Subsidiaries, or any of its or their respective Representatives, receives a written Business Combination Proposal from any Person, Buyer, Buyer Board, the Special Committee and their Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Business Combination Proposal and any of its Representatives or potential sources of financing if prior to engaging in such discussions or providing such information the Buyer Board determines in good faith, after consultation with Buyer’s outside legal and financial advisors, (i) that failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties of the Buyer Board under applicable Law and (ii) that such Business Combination Proposal is or would reasonably be expected to lead to a Superior Proposal; provided that (x) prior to furnishing any non-public information to any such Person, Buyer receives from the Person making such Business Combination Proposal an Acceptable Confidentiality Agreement and (y) any such non-public information so furnished has been previously provided to Sellers or is provided to Sellers substantially concurrently with it being so furnished to such Person or its Representatives.  Buyer will promptly, and in any event within 24 hours, notify Sellers in writing of the receipt of any Business Combination Proposal or request for information that would reasonably be expected to result in a Business Combination Proposal and communicate the material terms and conditions of such Business Combination Proposal to Sellers (including, if applicable, copies of any written requests, proposals, offers or agreements) and that it proposes to furnish non-public information and/or enter into discussions or negotiations as provided in this Section 5.3(b).  Buyer will keep Sellers reasonably apprised of the status of such Business Combination Proposal upon request (but in any event upon a change in the price or other material term or condition).  Subject to compliance with the terms of this Section 5.3, Buyer shall not terminate, amend, modify, waive or fail to enforce any provision of the 382 Rights Plan (other than any requisite waivers in connection with the consummation of the Transactions) or any “standstill” or similar obligation of any Person unless the Buyer Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c)      Except as otherwise provided in this Section 5.3, the Special Committee and the Buyer Board shall not: (i)(A) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to Buyer, the Buyer Board Recommendation; (B) adopt, approve, recommend or otherwise declare advisable, or publicly propose to adopt, approve, recommend or otherwise declare advisable, a Business Combination Proposal or (C) fail to include the Buyer Board Recommendation in the Proxy Statement (any action described in this clause (i) being referred to herein as a “Buyer Adverse Recommendation Change”); or (ii) cause or permit Buyer or any Subsidiary of Buyer to enter into any letter of intent, memorandum of understanding, acquisition agreement, merger agreement or other definitive agreement relating to a Business Combination Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.3(b)) (an “Alternative Acquisition Agreement”).

(d)       Notwithstanding anything to the contrary in this Agreement, at any time prior to, but not after, obtaining Buyer Stockholder Approval, Buyer Board may make a Buyer Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event if:

(i)        in each case, Buyer and Buyer Board have complied in all material respects with this Section 5.3;

(ii)       in each case, the Special Committee or Buyer Board determines in good faith after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(iii)      if the Special Committee or the Buyer Board intends to make a Buyer Adverse Recommendation Change following and as a result of a Business Combination Proposal, Buyer Board has determined in good faith, after consultation with Buyer’s outside legal counsel and financial advisors, that such Business Combination Proposal is a Superior Proposal (after giving effect to all adjustments which may be offered by Sellers pursuant to Section 5.3(d)(iv));

(iv)     with respect to a Buyer Adverse Recommendation Change in response to a Superior Proposal, (A) Sellers have received prior written notice from Buyer advising Sellers that Buyer Board intends to make a Buyer Adverse Recommendation Change to the effect that Buyer Board has received a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, Buyer Board has resolved to effect a Buyer Adverse Recommendation Change, which notice shall include the material terms and conditions of the Superior Proposal and copies of all material documents relating thereto, including proposed Alternative Acquisition Agreements (a “Notice of Superior Proposal”), it being understood that such Notice of Superior Proposal shall not in itself be deemed a Buyer Adverse Recommendation Change and that any material revision or amendment to the terms (including the financial terms) of such Superior Proposal shall require a new Notice of Superior Proposal (and Buyer shall be required to again comply with the provisions of this Section 5.3(d)(iv)); provided, however, in such case, all references to four Business Days in this Section 5.3(d)(iv) shall be deemed to be two Business Days); (B) during the four Business Day period following Sellers’ receipt of the Notice of Superior Proposal (such period, the “Superior Proposal Notice Period”), Buyer shall, and shall cause its Representatives to, negotiate with Sellers in good faith (to the extent Sellers desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal and (C) following the end of the Superior Proposal Notice Period, Buyer Board shall have determined in good faith after consultation with its outside legal and financial advisors, taking into account any modifications to this Agreement proposed by Sellers in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal; and

(v)       with respect to Buyer Adverse Recommendation Change in response to an Intervening Event, (A) Sellers have received prior written notice from Buyer advising Sellers that Buyer Board intends to make a Buyer Adverse Recommendation Change, to the effect that an Intervening Event has occurred and, absent any revision to the terms and conditions of this Agreement, Buyer Board has resolved to effect a Buyer Adverse Recommendation Change, which notice shall include a description containing all material facts regarding the Intervening Event (a “Notice of Intervening Event”), it being understood that such Notice of Intervening Event shall not in itself be deemed a Buyer Adverse Recommendation Change; (B) during the four Business Day period following Sellers’ receipt of the Notice of Intervening Event (such period, the “Intervening Event Notice Period”), Buyer shall, and shall cause its Representatives to, negotiate with Sellers in good faith (to the extent Sellers desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to make such Buyer Adverse Recommendation Change is no longer inconsistent with the fiduciary duties of the Buyer Board under applicable Law and (C) following the end of the Intervening Event Notice Period, Buyer Board shall have determined in good faith after consultation with its outside legal advisors, taking into account any modifications to this Agreement proposed by Sellers in response to the Notice of Intervening Event or otherwise, that failure to make a Buyer Adverse Recommendation Change with respect to such Intervening Event continues to be inconsistent with its fiduciaries duties under applicable Law.

(e)  Nothing contained in this Agreement shall prohibit Buyer or the Buyer Board from: (i) taking and disclosing to the stockholders of Buyer a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; (ii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iii) making any “stop, look and listen” communication to the stockholders of Buyer pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of Buyer); provided that any Buyer Adverse Recommendation Change shall only be made in accordance with Section 5.3(d).

(f)  As used in this Agreement, “Business Combination Proposal” means any bona fide inquiry, proposal or offer for Buyer or any of its Subsidiaries to purchase or otherwise acquire, in a single transaction or series of related transactions, 50% or more of the outstanding Equity Securities of any Person (other than an Affiliate) pursuant to a merger, consolidation or other business combination, reorganization, share exchange, recapitalization, liquidation, dissolution, sale of Equity Securities, tender offer, exchange offer or other similar transaction for an aggregate transaction value of at least $75,000,000.

(g)  As used in this Agreement, “Superior Proposal” means any bona fide written Business Combination Proposal not obtained in violation of Section 5.3 on terms which the Buyer Board determines in good faith, after consultation with Buyer’s outside legal counsel and independent financial advisors, to be (i) reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal (including any break-up fees, expense reimbursement obligations, conditions to closing and availability of financing) that the Buyer Board deems relevant and the Person making the proposal and (ii) more favorable to the holders of Common Stock (other than Greenlight and its Affiliates) from a financial point of view than the Transactions, taking into account the timing of consummation as compared to the Transactions and after giving effect to all of the adjustments which may be offered by Sellers pursuant to Section 5.3(d)(iv).

(h)  As used in this Agreement, “Intervening Event” means any material event or circumstance that affects the business, assets or operations of Buyer that was not known or reasonably foreseeable to the Buyer Board on the date of this Agreement, which event or circumstance becomes known to the Buyer Board prior to the time at which Buyer receives the Buyer Stockholder Approval; provided, that in no event shall the receipt, existence or terms of, or events or circumstances relating to, a Business Combination Proposal constitute an Intervening Event.

(i)  For purposes of this Section 5.3, references to, and actions that may be taken by, Buyer Board will also include a duly established and empowered committee thereof, including the Special Committee.

Section 5.4  Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all consents, approvals or waivers from third parties required to consummate the Transactions; (iii) the defending of any Actions challenging any Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of the Transaction Documents.  Anything contained in this Agreement to the contrary notwithstanding, none of the Parties or their Affiliates will be required to commence litigation or divest or hold separate any business or assets or limit or restrict its rights or ability to engage in any business in connection with the consummation of the Transactions.

Section 5.5  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer, Sellers and the Companies.  Following such initial press release, Buyer, Sellers and the Companies shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with NASDAQ (and then only after as much advance notice and consultation as is feasible); provided that the foregoing shall not limit the ability of any Party to (i) make internal announcements to their respective employees and other equityholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions or (ii) make any public announcements with respect to a Superior Proposal or a Buyer Adverse Recommendation Change.

Section 5.6  Access to Information; Confidentiality.

(a)      From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with its terms, upon reasonable prior written notice from Buyer or Sellers, Buyer and the Companies shall afford the other Party and such Party’s Representatives reasonable access during normal business hours to the properties, books, Contracts, records, officers, employees and Representatives of the disclosing Party and its Subsidiaries, and the disclosing Party shall furnish promptly to the requesting Party such information concerning the disclosing Party and its Subsidiaries as the requesting Party may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided that the requesting Party and its Representatives shall conduct any such review or activities in such a manner as not to interfere unreasonably with the business or operations of the disclosing Party; and provided, further, that the disclosing Party shall not be obligated to provide such access or information if the disclosing Party determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract to which the disclosing Party or its Subsidiary is a party or an obligation of confidentiality owing from the disclosing Party or its Subsidiary to a third-party, or jeopardize the protection of the attorney-client privilege. The Parties will obtain the requisite consents or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.  Until the Closing Date, the information provided will be subject to the terms of the confidentiality letter agreements, each dated as of April 4, 2014, between Buyer and Greenlight Capital, Inc., and among Buyer, JBGL Capital and JBGL Finance (as they may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, the requesting Party shall not, and the requesting Party shall cause its respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

(b)  Notwithstanding anything to the contrary in this Agreement, Buyer may not undertake any Phase II or other intrusive environmental assessment(s) of the operations, business, and/or properties of a Company Entity or any Affiliates thereof.

Section 5.7  Transaction Litigation.  Buyer shall give Sellers the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against Buyer, any of its Subsidiaries or any of its or their directors or officers relating to any Transaction Document or the Transactions, and no such settlement shall be agreed to without Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).  Each Seller and Buyer shall notify the other promptly (and in any event within 48 hours) of the commencement of any such stockholder litigation of which it has received notice.

Section 5.8  Financing.  Buyer and Sellers shall use their respective reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to, in the case of Buyer, arrange and obtain, or, in the case of Sellers, arrange and provide, the Financing on the terms and conditions described in the Debt Commitment Letter provided by Sellers to Buyer on the date hereof (the “Debt Commitment Letter”), including maintaining in effect the Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (a) with respect to Buyer, satisfy on a timely basis all conditions applicable to Buyer to obtain the Financing set forth therein and (b) with respect to Buyer and Sellers, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter.  Nothing set forth in this Section 5.8 shall obligate Sellers to waive any of the conditions to, or waive or amend any of the terms of, the Debt Commitment Letter.

Section 5.9  Directors and Officers of Buyer After Closing.  Buyer shall take all necessary action, including causing Buyer’s directors to resign, so that the persons set forth on Schedule III are appointed or elected, as applicable, to the positions of directors of Buyer, to serve in such positions effective immediately after the Closing.  In addition, Buyer shall take all necessary action to cause all of the Buyer Entities’ officers to resign as of the Closing Date.

Section 5.10     Purchase Price Allocation.  Sellers shall prepare an allocation of the Purchase Price hereunder (and all other capitalized costs) among the assets of the Companies in accordance with Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of applicable Law) and shall deliver such allocation to Buyer for its review and comment within 60 days after the Closing Date.  Sellers shall consider in good faith any reasonable comments made by Buyer and deliver a final allocation within 30 days of receiving any such comments from Buyer.  The Parties shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation, and the Parties shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.  The allocation (or allocations) shall be adjusted to the extent necessary to reflect any adjustments to the Purchase Price hereunder.

Section 5.11     The LLC Unit Conversion.  Sellers shall cause the LLC Unit Conversion with respect to Greenlight and its Affiliates’s LLC Units to occur on the Closing Date and Buyer shall cause the LLC Unit Conversion with respect to Buyer’s managements’ LLC Units to occur prior to the Closing Date such that, in each case, the rights granted under the 382 Rights Plan shall not become exercisable solely as a result of such LLC Unit Conversion.

Section 5.12     NASDAQ Listing.  Buyer shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to (a) maintain the listing of Buyer’s Common Stock outstanding as of the date hereof and as of the Closing Date, and (b) enable the listing by Buyer of the Common Stock to be issued in connection with the Transactions.

Section 5.13     Option Plans. As soon as practicable following the date hereof, Buyer shall use its reasonable best efforts to take (or cause the Buyer Board or the compensation committee of the Buyer Board, as applicable, to take) all necessary action, including obtaining the consent of the individual holders (if determined by Buyer in its sole discretion to be necessary) (i) to terminate the Buyer’s Stock Option Plan and (ii) to settle in accordance with the terms of such Stock Option Plan, any awards outstanding thereunder immediately prior to the Closing Date.  Buyer will not pay any consideration to the holders of such awards without the prior written consent of Sellers.

Section 5.14     Employee Benefits Matters.  Notwithstanding anything herein to the contrary and for the avoidance of doubt, Buyer and the Company Entities agree and acknowledge that each of them shall, individually and jointly, be responsible for providing (i) continuation of coverage, within the meaning of the continuation of coverage requirements under COBRA, in respect of any current or former employee of Buyer or the Company Entities (or any “qualified beneficiary” (as defined in COBRA) of any such current or former employee) who incurs a “qualifying event” (as defined in COBRA), in each case, whether occurring  before, on or after the Closing Date and (ii) to current or former employees of Buyer, the benefits set forth on Section 5.14 of the Buyer Disclosure Schedule.

Section 5.15     Additional Common Stock.  The Brickman Parties shall not acquire, directly or indirectly, any shares of Common Stock from the date hereof to the Closing Date (other than any Common Stock to be acquired in connection with the Common Stock Issuance).

Section 5.16     Transfer Taxes.  Any liability arising out of any documentary, sales, use, real property transfer, registration, transfer, stamp, recording or other similar Taxes (including any penalties and interest) with respect to the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Sellers.  Buyer and Sellers agree to cooperate with each other in the filing of any Tax Returns with respect to such Taxes, including by promptly supplying any information in either of their possession that is reasonably necessary to complete such Tax Returns.

Section 5.17      Net Operating Losses.  Prior to Closing, the Parties shall not take any action that would cause Buyer’s NOLs or other tax attributes (as described in Section 4.13) to become subject to limitation under Section 382 of the Code or otherwise.

Section 5.18      FIRPTA Certificates.  Sellers shall deliver to Buyer one or more certificates sufficient to demonstrate that no withholding will be required under Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

Section 5.19      Certain Unaudited Financial Statements.  As soon as reasonably practicable, but no later than 10 days after the date hereof, the Companies shall deliver to Buyer statements of operations, members’ equity and cash flows for the three month period ended March 31, 2014 for each of JBGL Finance and JBGL Capital (the “2014 Company Income Statements and Statements of Cash Flow” and, together with the 2014 Company Balance Sheets, the “Company Unaudited Financial Statements” and, collectively with the Company Audited Financial Statements and the notes to each of them, the “Company Financial Statements”).

Section 5.20     Amended Charter.  Sellers and Buyer shall use their reasonable best efforts to agree upon a mutually satisfactory form of Amended Charter by no later than 10 days following the date hereof.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each Party hereto to effect the Transactions shall be subject to the satisfaction (or waiver, if permissible under applicable Law (other than the condition set forth in Section 6.1(a))) on or prior to the Closing Date of the following conditions:

(a)      Buyer Stockholder Approval.  The Buyer Stockholder Approval shall have been obtained.

(b)  Regulatory Approvals.  All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have been terminated or shall have expired and any other required approval of the consummation of the Transactions by any Governmental Authority pursuant to any other antitrust Laws shall have been obtained.

(c)  No Injunctions or Restraints.  No Law, injunction, order, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Transactions or making the consummation of the Transactions illegal.

(d)  Rights Offering.  The Rights Offering shall have been consummated at or immediately prior to the Closing, and Buyer shall have received (together with the proceeds from any Incremental Financing (as defined in the Debt Commitment Letter) from the Financing) at least $70 million of gross proceeds.

Section 6.2  Conditions to Obligations of Buyer.  The obligations of Buyer to effect the Transactions are further subject to the satisfaction (or waiver by Buyer, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties.  The representations and warranties set forth in Section 2.2 (Capitalization) and Section 2.9 (Good and Valid Title to Assets; Sufficiency of Assets) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).  All other representations and warranties set forth in Article II and Article III, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, Seller Material Adverse Effect or other similar materiality qualifier, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect or Seller Material Adverse Effect, as applicable.

(b)  Performance of Obligations of the Companies.  The Companies and Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.  Greenlight shall have performed in all material respects all obligations required to be performed by it under Section 5 and Section 9 of the Voting Agreement at or prior to the Closing Date.

(c)  Absence of Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect or a Seller Material Adverse Effect.

(d)  Officer’s Certificate.  Buyer shall have received a certificate signed on behalf of the Companies by an executive officer or manager of each Company to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

Section 6.3  Conditions to Obligations of Sellers.  The obligation of Sellers to effect the Transactions is subject to the satisfaction (or waiver by Sellers, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties.  The representations and warranties set forth in Section 4.2 (Capitalization) and in Section 4.13 (Net Operating Losses) shall be true and correct in all respects, except (with respect to Section 4.2 only) for any de minimis inaccuracies, and except (with respect to Section 4.13 only) to the extent that such representation or warranty is not true and correct in all respects resulting from (A) the execution and delivery of the Transaction Documents or the consummation of the Transactions or (B) any actions taken by, or the ownership (or any change therein) of, Greenlight or any Seller after the date hereof (for purposes of the foregoing, a limitation will not be deemed to result from the events described in clause (A) or (B) to the extent there have been unrelated increases in the percentage of stock of Buyer owned by one or more “5-percent shareholders” (within the meaning of Section 382 of the Code) after the date hereof and, in the absence of such increases, the relevant limitation would not have been imposed), as of the date of this Agreement and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).  All other representations and warranties of Buyer set forth in Article IV, disregarding all qualifications and exceptions contained therein relating to materiality or Buyer Material Adverse Effect or other similar materiality qualifier, shall be true and correct as of the date of this Agreement and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have or be reasonably expected to have a Buyer Material Adverse Effect.

(b)  Performance of Obligations of Buyer.  Buyer shall have performed in all material respects all obligations required to be performed by Buyer under this Agreement at or prior to the Closing Date.

(c)  Officer’s Certificate.  Sellers shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)  Buyer Stock Options.  All options outstanding under Buyer’s Stock Option Plan shall have been cancelled.

(e)  Absence of Buyer Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Buyer Material Adverse Effect.

(f)  The LLC Unit Conversion.  The LLC Unit Conversion shall have occurred and will not have caused the rights granted under the 382 Rights Plan to become exercisable or cause any other triggering event under the 382 Rights Plan.

(g)  NASDAQ Listing.  The Common Stock currently outstanding, and the Common Stock issued pursuant to the Regular Rights Offering, shall continue to be authorized for listing on NASDAQ, and all Common Stock to be issued pursuant to the Common Stock Issuance shall be authorized for listing on NASDAQ.

(h)  Available Cash.  On the Closing Date, before giving effect to the Transactions but after giving effect to the payment of all fees and expenses of the Buyer Entities related thereto, the Buyer Entities shall have Net Cash equal to no less than $3,000,000, and Sellers shall have received a certificate with respect to the foregoing signed on behalf of Buyer by the chief financial officer of Buyer.

(i)  Change in Circumstances.  In the reasonable belief of Sellers, acting in good faith, the NOLs (i) were not subject to any limitation under Section 382 of the Code, or otherwise, as of the date hereof and (ii) as of the Closing Date, will not be subject to any limitation under Section 382 of the Code, or otherwise, except, in the case of this clause (ii) only, to the extent that any such limitation results from (A) the execution and delivery of the Transaction Documents or the consummation of the Transactions or (B) any actions taken by, or the ownership (or any change therein) of, Greenlight or any Seller after the date hereof.  For purposes of the foregoing, a limitation will not be deemed to result from the events described in clause (A) or (B) to the extent there have been unrelated increases in the percentage of stock of Buyer owned by one or more “5-percent shareholders” (within the meaning of Section 382 of the Code) after the date hereof and, in the absence of such increases, the relevant limitation would not have been imposed.

Section 6.4   Frustration of Closing Conditions.  None of Sellers or Buyer may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date, whether before or after receipt of the Buyer Stockholder Approval:

(a)  by the mutual written consent of the Parties; or

(b)  by any of the Parties:

(i)        if the Transactions shall not have been consummated on or before November 4, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party if the failure of the Transactions to have been consummated on or before the End Date was primarily due to the failure of such Party to perform or comply with any of its obligations under this Agreement;

(ii)       if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such Party to perform or comply with any of its obligations under this Agreement; or

(iii)      if the Buyer Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Buyer Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(c)  by Buyer if any of the Companies or Sellers shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if Greenlight shall have breached or failed to perform any of its covenants or agreements set forth in Section 5 or Section 9 of the Voting Agreement, in each case, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), respectively, and (B) cannot be cured by the Companies, Sellers or Greenlight by the End Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice to the Companies, Sellers or Greenlight of such breach; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder so as to cause any of the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be capable of being satisfied; or

(d) by Sellers:

(i)        if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b), respectively, and (B) cannot be cured by Buyer by the End Date or, if capable of being cured, shall not have been cured within 30 calendar days following receipt of written notice to Buyer of such breach; provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if they or the Companies are then in material breach of any of their representations, warranties, covenants or other agreements hereunder or Greenlight is then in material breach of any of its covenants or other agreements under Section 5 or Section 9 of the Voting Agreement, in each case, so as to cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be capable of being satisfied; or

(ii)       prior to the Buyer Stockholders Meeting, if the Buyer Board (or a duly authorized committee thereof including the Special Committee) (A) shall have effected a Buyer Adverse Recommendation Change or publicly proposes to make a Buyer Adverse Recommendation Change, (B) fails to include the Buyer Board Recommendation in the Proxy Statement or (C) fails to recommend against acceptance of a publicly-announced transaction that constitutes a Business Combination Proposal within 10 Business Days after notice thereof; or

(iii)      if the Common Stock shall cease to be authorized for listing on NASDAQ.

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 7.3 (solely with respect to Buyer’s payment obligations), Section 5.5, this Section 7.2 and Article VIII, all of which shall survive termination of this Agreement in accordance with their respective terms), and, except as provided in Section 7.3, there shall be no liability on the part of Buyer or Sellers or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 7.3, no Party shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement.  The Confidentiality Agreements shall survive, in accordance with their terms, any termination of this Agreement.  For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with knowledge that the taking of such act would, or would be reasonably likely to, cause a breach of this Agreement.

Section 7.3  Termination Fee; Expenses.

(a)  In the event that this Agreement is terminated by Sellers pursuant to Section 7.1(d)(ii), Buyer shall pay or cause to be paid as directed by Sellers the Termination Fee immediately prior to or substantially concurrently with such termination of this Agreement.

(b)  For purposes of this Agreement, “Termination Fee” means an amount equal to $3,000,000.

(c)  In the event of termination of this Agreement by either Buyer or Sellers pursuant to Section 7.1(b)(iii), Buyer shall promptly, but in no event later than three Business Days after being notified of such by Sellers, pay at the direction of Sellers all of the documented out-of-pocket expenses incurred by Sellers and the Companies and their respective Affiliates in connection with the Transaction Documents and the Transactions up to an amount not to exceed $2,000,000 (“Sellers’ Expenses”).

(d)  Notwithstanding anything to the contrary in this Agreement, the Parties agree that the payment of the Termination Fee and the reimbursement of Sellers’ Expenses shall be the sole and exclusive remedy available to the Companies and Sellers with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon any such payment of the Termination Fee, Buyer (and Buyer’s Affiliates and its and their respective directors, officers, employees, stockholders and Representatives) shall have no further liability to the Companies and Sellers under this Agreement.

(e)  Any amount that becomes payable pursuant to this Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Sellers.

(f)  Each of the Parties acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the Transactions, (ii) the Termination Fee is not a penalty and is in a reasonable amount that will compensate Sellers in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if Buyer fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Sellers commence a suit that results in a judgment against Buyer for the payment of any amount set forth in this Section 7.3, Buyer shall pay Sellers their costs and expenses in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Survival of Representations, Warranties and Covenants.  The representations and warranties set forth in this Agreement or in any certificate delivered in connection with this Agreement and each covenant requiring performance prior to the Closing shall terminate effective as of immediately prior to the Closing such that no claim for breach of any such representation or warranty or covenant may be brought after the Closing.  Any covenant of any party in this Agreement that requires performance at or after the Closing shall survive the Closing.

Section 8.2  Fees and Expenses.  Except as provided in Section 7.3 and Section 5.16, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and the Transaction Documents shall be paid by the Party incurring or required to incur such fees or expenses.

Section 8.3  Amendment or Supplement.  At any time prior to the Closing Date, this Agreement may be amended or supplemented in any and all respects by written agreement of the Parties.

Section 8.4  Waiver.  At any time prior to the Closing Date, Buyer may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of Sellers and the Companies, (b) extend the time for the performance of any of the obligations or acts of Sellers and the Companies or (c) waive compliance by Sellers or the Companies with any of the agreements contained herein or, except as otherwise provided herein, waive any conditions to the obligations of Buyer.  At any time prior to the Closing Date, Sellers and the Companies together may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of Buyer, (b) extend the time for the performance of any of the obligations or acts of Buyer or (c) waive compliance by Buyer with any of the agreements contained herein or, except as otherwise provided herein, waive any conditions to the obligations of Sellers and the Companies.  Notwithstanding the foregoing, no failure or delay by Buyer or Sellers and the Companies in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of Buyer or Sellers and the Companies to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.5  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Companies and Sellers (in the event of an assignment by Buyer) or Buyer (in the event of an assignment by the Companies or Sellers); provided, however, that Greenlight Onshore Investments, LLC may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates who acquires all of the Purchased Interests held by it and who agrees to be bound hereby and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Greenlight Onshore Investments, LLC nonetheless will remain responsible for the performance of all of its obligations hereunder).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by electronic communication, facsimile or otherwise) to the other Parties.

Section 8.7  Entire Agreement; Third-Party Beneficiaries.  This Agreement, including the Disclosure Schedules, and the exhibits and schedules hereto, together with the other instruments referred to herein, including the Confidentiality Agreements, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder.

Section 8.8  Governing Law; Jurisdiction.

(a)  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)  Each of the Parties hereto hereby agrees that: (i) all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or United States Federal court within the State of Delaware); (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  The parties hereby further agree that New York state or United States Federal courts sitting in the City of New York in the State of New York shall have exclusive jurisdiction over any Action brought against any debt financing source of Buyer in connection with the transactions contemplated by this Agreement.

(c)  Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII.  However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

Section 8.9  Specific Enforcement.  Except as otherwise provided below, the Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, the Parties agree that, except as otherwise provided below, if for any reason any Party shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then another Party seeking to enforce this Agreement against such nonperforming Party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.  It is agreed that Sellers shall be entitled to enforce specifically

Buyer’s obligation to send a drawdown notice under any definitive agreement with respect to the Financing if the conditions set forth in Article VI have been satisfied (other than conditions which by their nature cannot be satisfied until Closing).

Section 8.10  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11  Notices.  All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled or email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Buyer, to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Eric L. Schiele
Facsimile:	Craig F. Arcella
Email:	(212) 474 – 3700
eschiele@cravath.com
carcella@cravath.com

with a copy (which shall not constitute notice) to:

BioFuel Energy Corp. 1600 Broadway, Suite 1740 Denver, CO 80202 New York, NY 10019
Attention:	Mark Zoeller
Facsimile:	(303) 592 – 8117
Email:	mzoeller@bfenergy.com

If to the Companies or Sellers, to:

JBGL Capital, LP 3131 Harvard Avenue, Suite 103 Dallas, TX 75205 New York, NY 10019
Attention:	James R. Brickman
Email:	jim@jbgl-capital-lp.com

and

with a copy (which shall not constitute notice) to:

Greenlight Capital, Inc. 2 Grand Central Tower 140 East 45 Street, Floor 24 New York, NY 10017
Attention:	Andy Weinfeld
Harry Brandler
Facsimile:	(212) 973 – 9219
Email:	aweinfeld@GreenlightCapital.com
hbrandler@GreenlightCapital.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer and Feld LLP One Bryant Park New York, NY 10036
Attention:	Kerry Berchem
Facsimile:	(212) 872 – 1002
Email:	kberchem@akingump.com

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.  Notwithstanding the foregoing, the Parties intend the remedies and limitations thereon contained in Section 7.3 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Debt Commitment Letter.

Section 8.13  Non-Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith.  Without limiting the rights of the Parties hereunder, in no event shall any Party or any Affiliates of a Party, and the Parties agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any other party.

Section 8.14  Definitions.  As used in this Agreement, the following terms have the meanings ascribed to them below:

“2014 Buyer Balance Sheet” has the meaning set forth in Section 4.5(a).

“2014 Company Balance Sheets” has the meaning set forth in Section 2.5(a).

“2014 Company Income Statements and Statements of Cash Flow” has the meaning set forth in Section 5.19.

“382 Rights Plan” has the meaning set forth in Section 4.14.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms that are not less favorable in the aggregate to Buyer than those contained in the Confidentiality Agreement, with any changes thereto as reasonably necessary to give effect to the identity of the Party.

“Acquisition” has the meaning set forth in the Recitals.

“Action” means any action, claim, suit, audit, assessment, inquiry, arbitration, investigation or proceeding, in each case by or before any Governmental Authority or arbitrator.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Amended Charter” means the Amended and Restated Charter of Buyer as amended and restated to, among other things, change the name of Buyer, to increase the authorized Equity Securities of Buyer in amounts mutually agreed upon by the Parties (but in any event sufficient to issue the shares of Common Stock contemplated by the Transaction Documents), to add customary ownership limitations regarding the preservation of Buyer’s net operating losses and for any other amendments as may be mutually agreed upon by Sellers and Buyer pursuant to Section 5.20.

“Available Financial Statements” has the meaning set forth in Section 2.5(a).

“Backstop Agreements” means, collectively, the Letter Agreements to be entered into with respect to the Regular Rights Offering in substantially the form of Exhibit C attached hereto, or such other form acceptable to Buyer and Sellers.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.3(a).

“Brickman Equity Consideration” has the meaning set forth in Section 1.2(c).

“Brickman Parties” means Brickman Member Joint Venture, James R. Brickman and his Affiliates.

“Business Combination Proposal” has the meaning set forth in Section 5.3(f).

“Business Day” means a day except a Saturday, a Sunday or other day on which the commercial banks in the City of New York are authorized or required by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).

“Buyer Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Buyer Board” means the board of directors of Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 5.2(g).

“Buyer Contracts” has the meaning set forth in Section 4.7(a).

“Buyer Disclosure Schedule” has the meaning set forth in Article IV.

“Buyer Entities” means, collectively, Buyer and its Subsidiaries.

“Buyer Financial Statements” has the meaning set forth in Section 4.5(a).

“Buyer Latest Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Buyer Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used by a Buyer Entity.

“Buyer Material Adverse Effect” means any change, event, occurrence or effect that individually or in the aggregate with other events, effects, occurrences or changes (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets, liabilities, properties or business of the Buyer Entities, taken as a whole; provided, however, that the following shall be excluded from the determination of Buyer Material Adverse Effect: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Buyer Entities operate; (ii) after the date hereof, any enactment of, change in, or change in interpretation of, any Law or GAAP; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Buyer Entities operate; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (v) the announcement or pendency of the Transactions, including by reason of the identity of Sellers and the Companies and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators; (vi) any action taken as required by the terms of this Agreement; or (vii) any change in the market price or trading volume of the Common Stock (provided, however, that the facts or occurrences giving rise to or contributing to such change may nonetheless be taken into consideration (unless otherwise excluded pursuant to this definition) in determining whether a Buyer Material Adverse Effect has occurred); or (b) prevents or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Buyer Entities of the Transactions to which they are a party.

“Buyer Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Buyer Entity.

“Buyer SEC Documents” means all of Buyer’s reports, statements, schedules and registration statements filed with the SEC, other than the Registration Statement and the Proxy Statement.

“Buyer Stockholder Approval” means, collectively, (i) the affirmative vote of holders of a majority of the shares of Common Stock and Class B Common Stock (if any) issued, present and voting at the Buyer Stockholders Meeting to approve the Transactions (assuming a quorum is present at the Buyer Stockholders Meeting) and the various elements thereof as required under the DGCL and applicable NASDAQ rules, (ii) the affirmative vote of holders of a majority of the shares of Common Stock and Class B Common Stock (if any) outstanding to approve the Amended Charter and (iii) the affirmative vote of holders of a majority of the shares of Common Stock and Class B Common Stock (if any) outstanding (other than those shares of Common Stock or Class B Common Stock (if any) owned by Greenlight and its Affiliates) to approve the Transactions.

“Buyer Stockholders Meeting” has the meaning set forth in Section 5.2(f).

“Buyer Unaudited Financial Statements” has the meaning set forth in Section 4.5(a).

“Cash Consideration” has the meaning set forth in Section 1.2(c)(i).

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Buyer.

“Clayton Act” means the Clayton Act of 1914.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” has the meaning set forth in Section 1.3(a).

“Closing Date Common Stock Value” has the meaning set forth in Section 1.2(c)(ii).

“COBRA” has the meaning set forth in Section 2.11(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Common Stock Issuance” has the meaning set forth in the Recitals.

“Companies” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Audited Financial Statements” has the meaning set forth in Section 2.5(a).

“Company Contracts” has the meaning set forth in Section 2.15(a).

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Entities” means, collectively, the Companies and the Company Subsidiaries.

“Company Financial Statements” has the meaning set forth in Section 5.19.

“Company Latest Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Company Leased Real Property” means all leasehold or subleasehold estates, licenses and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property under which any Company Entity is the tenant, subtenant or occupant.

“Company Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Company Entity.

“Company Subsidiaries” has the meaning set forth in the Recitals.

“Company Subsidiary” has the meaning set forth in the Recitals.

“Company Unaudited Financial Statements” has the meaning set forth in Section 5.19.

“Confidentiality Agreement” has the meaning set forth in Section 5.6.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, subcontract, license, contract, commitment or other agreement, in each case whether written or oral, including any and all amendments or modifications thereto.

“Debt Commitment Letter” has the meaning set forth in Section 5.8.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedule and the Buyer Disclosure Schedule.

“Employment Agreement” has the meaning set forth in Section 1.3(d).

“Encumbrances” means any lien, encumbrance, security interest, pledge, mortgage, deed of trust, charge, adverse claim, hypothecation, conditional sale, lease, license, servitude, easement (including conservation easements and/or public trust easements), covenant, right of way, road use Contract, condition, restriction (including any restriction on transfer of title), reservation, license or other matter of any kind affecting title to real or personal property.

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” means all Laws relating to pollution, protection of the environment or natural resources, including all those relating to the generation, handling, transportation, treatment, storage, distribution, labeling, Release, threatened Release, control, or cleanup of any Hazardous Materials, as the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Permits” has the meaning set forth in Section 2.13.

“Equity Consideration” has the meaning set forth in Section 1.2(c).

“Equity Consideration Value” has the meaning set forth in Section 1.2(c).

“Equity Securities” means any capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Evaluation Date” has the meaning set forth in Section 4.17.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Filing Date” has the meaning set forth in Section 1.1.

“Financing” has the meaning set forth in the Recitals.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, provincial, municipal or local, domestic, foreign or multinational government, court, regulatory or administrative agency, commission, department, bureau, tribunal authority or other governmental instrumentality.

“Greenlight” means, collectively, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Capital (Gold) L.P., Greenlight Capital Offshore Master (Gold) Ltd., Greenlight Capital Offshore Partners, Greenlight Reinsurance, Ltd., Greenlight Onshore Investments, LLC and Greenlight Offshore Investments, LLC.

“Greenlight Equity Consideration” has the meaning set forth in Section 1.2(c)(iii).

“Hazardous Materials” means any material, substances or waste that is listed, classified, regulated or otherwise defined, including as a “waste”, “pollutant” or “contaminant” or as “hazardous”, “toxic” or “radioactive”, under any Environmental Law because of its hazardous or dangerous properties or characteristics, including asbestos and any other such material, substance or waste contained in or emanating from building materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (i) any indebtedness or obligations for borrowed money (including the issuance of any debt security) whether or not contingent, (ii) any capital lease obligations, (iii) any obligations to pay the deferred purchase price of property, goods or services (except trade accounts payable and other current liabilities arising in the ordinary course of business), (iv) liabilities arising out of interest rate and currency swap arrangements and other similar arrangements designed to provide protection against fluctuations in interest or currency rates, (v) reimbursement obligations with respect to outstanding draws upon letters of credit, and (vi) any guarantee of any such indebtedness or debt securities of any other Person, including in each case any accrued interest, prepayment penalties, make whole payments and premiums, breakage costs, fees and other amounts due on payment.

“Intellectual Property” means, in the United States of America, all intellectual property and proprietary rights including all (a) patents and patent applications, (b) registered and unregistered trademarks, trade names, service marks, logos, corporate names, internet domain names, social media identifiers and all other source and business indicators and any applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing (“Trademarks”), (c) registered and unregistered copyrights and works of authorship, including copyrights in computer software, mask works and databases and (d) trade secrets, processes, methods and other proprietary know-how.

“Intervening Event Notice Period” has the meaning set forth in Section 5.3(d)(v).

“IRS” means the U.S. Internal Revenue Service.

“JBGL Capital” means JBGL Capital, LP.

“JBGL Finance” has means JBGL Builder Finance, LLC.

“Knowledge” means, (a) in the case of the Company Entities, the actual knowledge, as of the date of this Agreement and as of the Closing Date, of the individuals listed on Section 8.14 of the Company Disclosure Schedule after reasonable inquiry, and “Company’s Knowledge” shall have the same meaning as set forth in this clause (a) and (b) in the case of Buyer, the actual knowledge, as of the date of this Agreement and as of the Closing Date, of the individuals listed on Section 8.14 of the Buyer Disclosure Schedule after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, ruling, ordinance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Company Entity holds any Leased Real Property or pursuant to which the Real Estate Business uses Leased Real Property.

“Liability” means any and all Indebtedness, claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“LLC” means BioFuel Energy, LLC, a Delaware limited liability company.

“LLC Unit Conversion” has the meaning set forth in Section 1.2(d).

“LLC Units” has the meaning set forth in Section 1.2(d).

“Losses” means all losses, liabilities, Taxes, damages, costs, penalties, expenses, judgments, deficiencies, claims, interests, awards, fines, debts or obligations (including reasonable attorneys’ fees and other reasonable expenses).

“Material Adverse Effect” means any change, event, occurrence or effect that individually or in the aggregate with other events, effects, occurrences or changes (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition, assets, liabilities, properties or business of the Companies, taken as a whole; provided, however, that the following shall be excluded from the determination of Material Adverse Effect: (i) any condition, change, event, occurrence or effect in any of the industries or markets in which the Companies operate; (ii) after the date hereof, any enactment of, change in, or change in interpretation of, any Law or GAAP; (iii) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Companies operate; (iv) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war (provided, however, that any change, event, occurrence or effect resulting from, relating to or arising out of foregoing clauses (i) through (iv), may nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred or may occur to the extent that such change, event, occurrence or effect has a materially disproportionate impact on the Companies relative to other businesses in the industries in which the Companies participate); (v) the announcement or pendency of the Transactions, including by reason of the identity of Buyer and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators; (vi) any action taken as required by the terms of this Agreement; or (b) prevents or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Companies of the Transactions to which they are a party.

“NASDAQ” means the Nasdaq Stock Market.

“Net Cash” means, with respect to the Buyer Entities, cash (excluding all cash from the proceeds of the Rights Offering and the Financing and all cash that is subject to a reserve or is subject to an Encumbrance) minus all current liabilities including, for the avoidance of doubt, all of Buyer’s costs and expenses related to the Transactions including all fees and costs payable (including amounts payable upon Closing) to Buyer’s or the Special Committee’s financial advisors, accountants and legal counsel.

“NOLs” has the meaning set forth in Section 4.13.

“Notice of Intervening Event” has the meaning set forth in Section 5.3(d)(v).

“Notice of Superior Proposal” has the meaning set forth in Section 5.3(d)(iv).

“Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person, but not any shareholder, registration rights, subscription or other Contract to which such Person may become a party after its formation or organization.

“Party” means each of the Companies, Buyer and Sellers.

“Permits” means all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Permitted Encumbrances” means: (a) statutory Encumbrances arising by operation of Law with respect to obligations which are incurred in the ordinary course of business and are not yet due and payable; (b) requirements and restrictions of zoning, licensing, permitting, building and other Laws; (c) Encumbrances for Taxes not yet subject to the payment of interest or penalties for non-payment or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent Company Financial Statements; (d) non-exclusive licenses to use Intellectual Property granted in the ordinary course of business; (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances with respect to amounts not yet due and payable; (f) both (i) all encroachments, overlaps, overhangs, variations in area or measurement and other matters that would be disclosed by a current, accurate survey or physical inspection of the Real Property to which they relate and (ii) servitudes, easements (including conservation easements and/or public trust easements), covenants, rights of way, road use

Contracts, conditions, restrictions (including restrictions on transfer of title), reservations and other matters, whether or not of record, provided that none of the items listed in clause (i) or clause (ii), above, would, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of the asset or property to which they relate in the business of the Company Entities as currently conducted; (g) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, Contracts with Government Authorities, performance and return of money bonds and similar obligations; (h) outstanding Encumbrances reflected on Section 2.15 of the Company Disclosure Schedule; or (i) other Encumbrances (other than Liens securing indebtedness for borrowed money) which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of the asset or property to which they relate in the business of the Company Entities as currently conducted.

“Permitted Transfer Restrictions” means restrictions on transfer of Equity Securities or other securities under (i) the Securities Act of 1933, and any other Law that may apply to a transfer of securities contemplated by this Agreement, (ii) the Transaction Documents and (iii) the Organizational Documents of the Parties as in effect on the date hereof.

“Person” means an individual, firm, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, or other entity or group of any kind (including as defined in the Exchange Act), including a Governmental Authority.

“Plan” means, (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that an entity sponsors, participates in, is a party or contributes to, or with respect to which such entity could reasonably be expected to have any material liability and (b) each material employee benefit plan, program or arrangement, whether written or unwritten, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, or employment or consulting agreement, for any current or former employee or director of, or other service provider to, such entity or any of its subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that such entity or any of its subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which such entity or any of its subsidiaries could reasonably be expected to have any material liability.

“Proxy Statement” has the meaning set forth in Section 5.2(a).

“Purchase Price” has the meaning set forth in Section 1.2(b).

“Purchased Interests” has the meaning set forth in the Recitals.

“Real Estate Business” has the meaning set forth in the Recitals.

“Real Property” means, collectively, the Leased Real Property and the Owned Real Property.

“Real Property Leases” means each lease, sublease, license and other agreement granting the right to use or occupy Company Leased Real Property under which any Company Entity is the tenant, subtenant or occupant.

“Registration Rights Agreements” has the meaning set forth in Section 1.3(d).

“Registration Statement” has the meaning set forth in Section 1.1.

“Regular Rights Offering” has the meaning set forth in the Recitals.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or any installation into buildings or building materials.

“Representatives” means, with respect to any Person, the advisors, attorneys, accountants, consultants or other representatives (in each case acting in such capacity) retained by such Person (or on its behalf) or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Restraints” has the meaning set forth in Section 6.1(c).

“Rights Offering” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means any change, event, occurrence or effect that individually or in the aggregate with other events, effects, circumstances, matters, occurrences or developments prevents or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Sellers of the Transactions to which they are a party.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Expenses” has the meaning set forth in Section 7.3(c).

“Stock Option Plan” means, any plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service providers of an entity.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.  In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (a) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing

Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (b) in the case of Taxes not described in (a) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing at least 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party.

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.3(d)(iv).

“Tax Returns” has the meaning set forth in Section 2.10(b).

“Taxes” has the meaning set forth in Section 2.10(b).

“Termination Fee” has the meaning set forth in Section 7.3(b).

“Transaction Documents” means this Agreement, the Amended Charter, the Registration Rights Agreements, the Employment Agreement, the Voting Agreement, the Backstop Agreements and the Debt Commitment Letter.

“Transactions” refers collectively to the transactions contemplated by this Agreement and the Transaction Documents, including the Rights Offering, the Common Stock Issuance, the Financing, the Acquisition and the filing of the Amended Charter.

“Treasury Regulations” shall mean the U.S. federal income tax regulations promulgated under the Code by the U.S. Department of Treasury, in effect as of the date hereof.

“Voting Agreement” means the Voting Agreement between Buyer and Greenlight and certain of its Affiliates dated as of the date hereof.

“WARN Act” has the meaning set forth in Section 2.12.

“willful and material breach” has the meaning set forth in Section 7.2.

Section 8.15 Interpretation.

(a)  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(f)  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means, unless the context of this Agreement otherwise requires, such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder.

(g)  References to a Person are also to its permitted assigns and successors (in accordance with the terms of this Agreement).

(h)  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(i)  All references herein to “$” or dollars shall refer to United States dollars.

(j)  All accounting terms used herein and not expressly defined shall have the meanings given to them under GAAP.

(k)  The word “or” shall not be exclusive.

(l)  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

JBGL CAPITAL, L.P.

By Greenlight APE, LLC, its General Partner

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL EXCHANGE (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL WILLOW CREST (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL HAWTHORNE (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL INWOOD (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

Signature Page to Transaction Agreement

JBGL CHATEAU (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL CASTLE PINES (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL LAKESIDE (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL MUSTANG (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

JBGL KITTYHAWK (OFFSHORE), LLC

By Greenlight APE, LLC, its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

Signature Page to Transaction Agreement

JBGL BUILDER FINANCE (OFFSHORE), L.P.

By Greenlight APE, LLC, its General Partner

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

Signature Page to Transaction Agreement

GREENLIGHT ONSHORE INVESTMENTS, LLC

By: Greenlight Capital, Inc., its Manager

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: Authorized Signatories

  Signature Page to Transaction Agreement

JBGL EXCHANGE, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL WILLOW CREST, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL HAWTHORNE, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

Signature Page to Transaction Agreement

JBGL INWOOD, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL CHATEAU, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL CASTLE PINES, LP

By: JBGL Castle Pines Management, LLC, its General partner

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

Signature Page to Transaction Agreement

JBGL CASTLE PINES MANAGEMENT, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL LAKESIDE, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL MUSTANG, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL KITTYHAWK, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

JBGL BUILDER FINANCE, LLC

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

Signature Page to Transaction Agreement

BRICKMAN MEMBER JOINT VENTURE

By:	/s/ James R. Brickman
Name: James R. Brickman
Title: Manager

Signature Page to Transaction Agreement

BIOFUEL ENERGY CORP.

By:	/s/ Scott H. Pearce
Name: Scott H. Pearce
Title: President & CEO

Signature Page to Transaction Agreement

Schedule I

Companies
JBGL Exchange, LLC
JBGL Willow Crest, LLC
JBGL Hawthorne, LLC
JBGL Inwood, LLC
JBGL Chateau, LLC
JBGL Castle Pines, LP
JBGL Castle Pines Management, LLC
JBGL Lakeside, LLC
JBGL Mustang, LLC
JBGL Kittyhawk, LLC
JBGL Builder Finance, LLC

Schedule I-1

Schedule II

Seller	Purchased Interests
JBGL Capital, LP	50% of JBGL Exchange, LLC
50% of JBGL Hawthorne, LLC
50% of JBGL Inwood, LLC
43.6194% of JBGL Castle Pines, LP
44.06% of JBGL Castle Pines Management, LLC
50% of JBGL Mustang, LLC
50% of JBGL Kittyhawk, LLC
50 % of JBGL Lakeside, LLC
50% of JBGL Willow Crest, LLC
50% of JBGL Chateau, LLC
JBGL Exchange (Offshore), LLC	50% of JBGL Exchange, LLC
JBGL Willow Crest (Offshore), LLC	50% of JBGL Willow Crest, LLC
JBGL Hawthorne (Offshore), LLC	50% of JBGL Hawthorne, LLC
JBGL Inwood (Offshore), LLC	50% of JBGL Inwood, LLC
JBGL Chateau (Offshore), LLC	50% of JBGL Chateau, LLC
JBGL Castle Pines (Offshore), LLC	55.3806% of JBGL Castle Pines, LP
55.94% of JBGL Castle Pines Management, LLC
JBGL Mustang (Offshore), LLC	50% of JBGL Mustang, LLC
JBGL Kittyhawk (Offshore), LLC	50% of JBGL Kittyhawk, LLC
JBGL Lakeside (Offshore), LLC	50% of JBGL Lakeside, LLC
JBGL Builder Finance (Offshore), LLC	54.386% of JBGL Builder Finance, LLC
Greenlight Onshore Investments, LLC	35.614% of JBGL Builder Finance, LLC
Brickman Member Joint Venture	10% of JBGL Builder Finance, LLC

Schedule II-1

Schedule III

David Einhorn
James R. Brickman
Other persons to be determined by Sellers prior to the Closing

Schedule III-1

Exhibit A

BioFuel Energy Corp.
Registration Rights Agreement Term Sheet for the Sellers under the Transaction Agreement

Parties:
BioFuel Energy Corp. (“BIOF”) and the Sellers (as defined in that certain Transaction Agreement to which this term sheet is attached as Exhibit A (the “Transaction Agreement”)) shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with the transactions contemplated by the Transaction Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Transaction Agreement.

Registrable Common Stock:
“Registrable Common Stock” shall mean any share of BIOF common stock, par value $0.01 per share (the “Common Stock”) beneficially owned by a Seller, its Affiliates from time to time, or their permitted transferees (as contemplated below under “Permitted Transferees”) (collectively, the “Holders”); provided that any share of Common Stock that is considered to be Registrable Common Stock shall cease to be Registrable Common Stock (a) upon the sale thereof pursuant to an effective registration statement, (b) upon the sale thereof pursuant to Rule 144 (or successor rule under the Securities Act), (c) when such security ceases to be outstanding or (d) when all such securities held by a Holder become eligible for immediate sale under Rule 144 (or successor rule under the Securities Act) without any time or volume limitations under such rule.

Demand Rights:
Availability: The Holders, acting either individually or together, may issue to BIOF a written request (a “Demand Notice”) that BIOF effect the registration of all or any portion of such Holder’s Registrable Common Stock (a “Demand Registration”). During every twelve month period, the Holders shall be entitled to two Demand Registrations in the aggregate. Any Demand Notice must relate to Registrable Common Stock equal to or greater than $5,000,000 in the aggregate (the “Minimum Amount”). The right to make demands shall be suspended at any time when a shelf registration statement is available for use by the Holders.

Withdrawal: The demanding party may withdraw the Demand Notice at any time prior to the effective date of the registration statement filed in response to such Demand Notice.

Postponement: Upon notice to the demanding party, BIOF may postpone effecting a Demand Registration on one occasion during any period of six consecutive months if BIOF has determined in good faith that it is in the best interests of BIOF to postpone effecting such Demand Registration, provided that such postponement shall be for the shortest possible period of time determined in good faith by BIOF, and shall not exceed 60 days.

Registration Statement: BIOF must file a registration statement within 60 days of the Demand Notice (except as noted above), and must maintain the effectiveness of such statement until all shares of Registrable Common Stock to which the Demand Notice relates are disposed, to a maximum of 180 days (extended for any period during which a stop order, injunction, etc. was in effect). The registration statement shall be on such appropriate registration form of the SEC as shall be selected by BIOF.
Piggyback Rights:
Availability: The Holders shall have unlimited piggyback rights, provided that they shall have no piggyback rights for a rights offering or for Form S-8 or S-4 registrations (and successor forms).

Notice: BIOF shall give notice of an intended registered offering to the Holders as soon as reasonably practicable, but no less than 15 days prior to the anticipated filing date.

Cutbacks: Cutbacks will be permitted in an underwritten offering if the underwriter determines in good faith that selling the number of shares requested to be included in the offering would materially and adversely affect BIOF’s ability to sell the shares at the desired offering price. If the offering is for BIOF’s account, then priority will be given to the shares being sold by BIOF, then to the Holders (pro rata based on the number of shares that each elects to include in the registration), then to other BIOF stockholders. If the offering is initiated for the account of BIOF stockholders other than the Holders, priority shall be to those stockholders, then to the Holders (pro rata based on the number of shares that each elects to include in the registration), then to the shares being sold by BIOF. If the offering is initiated by one or more of the Holders pursuant to a Demand Notice, then priority shall be to the demanding party or parties, then to any non-demanding party or parties (i.e., the non-demanding Holders), then to shares being sold by BIOF, and then to other BIOF stockholders; provided that in the case of a demand by any Holder(s) with respect to which one or more other Holders has exercised piggyback rights, if the underwriter has determined there should be a cutback, any Holder exercising piggyback rights may convert its piggyback election to a demand, such that the converting Holder(s) and the demanding Holder(s) will be treated pro rata in such cutback (based on the number of shares that each elects to include in the registration).

Underwriting Terms: BIOF shall require the underwriter to include Registrable Common Stock in the offering on the same terms and conditions as the BIOF shares.

Withdrawal: The Holders may withdraw from a piggyback registration at any time.

2

Shelf Rights:
Availability: Shelf registration rights shall be available to the Holders for their Registrable Common Stock after such time as BIOF becomes S-3 eligible. Takedown demands (a “Shelf Notice”) shall count as demand registrations. The Holders must demand shelf registration for a number of shares of Registrable Common Stock equal to or greater than the Minimum Amount.

Suspension: BIOF may suspend the shelf registration statement for a maximum of 60 days in succession or 120 days in the aggregate in any 12-month period if BIOF determines in good faith that it is in the best interests of BIOF to suspend the use of such registration statement because of bona fide business reasons (not including the avoidance of BIOF’s obligations under the Registration Rights Agreement), including, without limitation, to avoid disclosure of a financing, acquisition, corporate reorganization or other similar transaction or event, the disclosure of which at such time would be materially detrimental to BIOF.

Effectiveness: BIOF must file a shelf registration statement within 60 days of receipt of a Shelf Notice, and must use reasonable best efforts to have such statement declared effective within 90 days of filing. The registration statement shall be kept continuously effective until all Registrable Common Stock is sold, so long as Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis.

Selection of Underwriters:
If the offering is to be underwritten, with respect to (i) any shelf or other Demand Registration, the Holders will select the underwriters subject to reasonable consent of BIOF and (ii) any registration initiated by BIOF for its own account, BIOF shall select a nationally recognized underwriter (or underwriters) in its sole discretion.

Expenses:
All expenses of the registered offerings pursuant to exercise by the Holders of their registration rights shall be paid by BIOF (other than underwriting discounts and commissions with respect to underwritten offerings). In connection with each Demand Registration and piggyback registration, BIOF shall reimburse the Holders for the reasonable fees and disbursements of one counsel on behalf of all Holders.

Termination of Registration Rights:
BIOF’s obligations to register Common Stock with respect to a particular Holder shall terminate when such Holder is able to sell all of its Registrable Common Stock without limitation under Rule 144 of the Securities Exchange Act of 1933.

Indemnification:	Customary indemnification provisions to be set forth in the Registration Rights Agreement.

3

Amendment:
The Registration Rights Agreement may be amended (including, for the avoidance of doubt, the termination provision) only by a written instrument signed by BIOF and the holders of more than 50% of the Registrable Common Stock held by the Holders.

Permitted Transferees:
The rights of a Holder under the Registration Rights Agreement may be transferred or assigned in connection with a transfer of Registrable Common Stock to (i) any Affiliate of a Holder, (ii) any subsidiary, parent, partner, retired partner, limited partner, shareholder or member of a Holder, (iii) any family member or trust for the benefit of any Holder or (iv) any transferee who, after such transfer, holds at least 1,000 shares of Registrable Common Stock (as adjusted for any stock dividends, stock splits, combinations and reorganizations and similar events). Notwithstanding the foregoing, such rights may only be transferred or assigned provided that all of the following additional conditions are satisfied: (a) such transfer or assignment is effected in accordance with applicable securities laws; (b) such transferee or assignee agrees in writing to become subject to the terms of the Registration Rights Agreement; and (c) BIOF is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and indentifying the Registrable Common Stock with respect to which such rights are being transferred or assigned.

Governing Law:	New York.

4

BioFuel Energy Corp.
Registration Rights Agreement Term Sheet for a Backstop Party

Parties:
BioFuel Energy Corp. (“BIOF”) and the Backstop Party (as defined in that certain Rights Offering Backstop Agreement to which this term sheet is attached as Exhibit C (the “Backstop Agreement”)) shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with the transactions contemplated by the Backstop Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Backstop Agreement.

Registrable Common Stock:
“Registrable Common Stock” shall mean any share of BIOF common stock, par value $0.01 per share (the “Common Stock”) beneficially owned by the Backstop Party or its Affiliates from time to time (collectively, the “Holders”); provided that any share of Common Stock that is considered to be Registrable Common Stock shall cease to be Registrable Common Stock (a) upon the sale thereof pursuant to an effective registration statement, (b) upon the sale thereof pursuant to Rule 144 (or successor rule under the Securities Act), (c) when such security ceases to be outstanding or (d) when all such securities held by a Holder become eligible for immediate sale under Rule 144 (or successor rule under the Securities Act) without any time or volume limitations under such rule.

Piggyback Rights:
Availability: The Holders shall have unlimited piggyback rights, provided that they shall have no piggyback rights for a rights offering or for Form S-8 or S-4 registrations (and successor forms).

Notice: BIOF shall give notice of an intended registered offering to the Holders as soon as reasonably practicable, but no less than 15 days prior to the anticipated filing date.

Cutbacks: Cutbacks will be permitted in an underwritten offering if the underwriter determines in good faith that selling the number of shares requested to be included in the offering would materially and adversely affect BIOF’s ability to sell the shares at the desired offering price. If the offering is for BIOF’s account, then priority will be given to the shares being sold by BIOF, then to the Holders and other similarly-situated backstop parties (pro rata based on the number of shares that each elects to include in the registration), then to other BIOF stockholders. If the offering is initiated for the account of BIOF stockholders other than Holders or other similarly-situated backstop parties, priority shall be to those stockholders, then to the Holders and other similarly-situated backstop parties (pro rata based on the number of shares that each elects to include in the registration), then to the shares being sold by BIOF.

Underwriting Terms: BIOF shall require the underwriter to include Registrable Common Stock in the offering on the same terms and conditions as the BIOF shares.

Withdrawal: The Holders may withdraw from a piggyback registration at any time.

Expenses:
All expenses of the registered offerings pursuant to exercise by the Holders of their registration rights shall be paid by BIOF (other than underwriting discounts and commissions with respect to underwritten offerings). In connection with each piggyback registration, BIOF shall reimburse the Holders for the reasonable fees and disbursements of one counsel on behalf of all Holders and all similarly-situated backstop parties.

Termination of Registration Rights:
BIOF’s obligations to register Common Stock with respect to a particular Holder shall terminate when such Holder is able to sell all of its Registrable Common Stock without limitation under Rule 144 of the Securities Exchange Act of 1933.

Indemnification:	Customary indemnification provisions to be set forth in the Registration Rights Agreement.
Governing Law:	New York.

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Exhibit B

Chief Executive Officer Term Sheet

Set forth below are the key terms of the proposed arrangement concerning the service of Executive (as defined below) with BioFuel Energy Corp. (the “Company”) to be reflected in definitive agreements, the effectiveness of which shall be contingent upon the consummation of the Transactions (as such term is defined in the Transaction Agreement to which this term sheet is attached as an Exhibit) (“Definitive Agreement”).  This term sheet constitutes the entire agreement between the parties hereto and is hereafter referred to as the “Agreement.”

Name:	James R. Brickman (“Executive”).
Position/Duties:	Executive will serve as Chief Executive Officer of the Company. Executive will report directly to the board of directors of the Company (the “Board”). Executive will be appointed a Board member.
Initial Term:	Executive’s initial term of employment shall be 5 years commencing upon the effectiveness of the Definitive Agreement between the parties.
Annual Base Salary:
While employed under the Definitive Agreement, Executive’s annual base salary shall be $1,400,000 (“Base Salary”) and shall be paid in cash in accordance with the customary payroll practices of the Company.  Executive’s Base Salary shall be subject to review every three years and possible increase (but not decrease) as determined by the Board.

Annual Bonus:
While employed under the Definitive Agreement, Executive shall be eligible to receive an annual bonus (the “Bonus”) with a target equal to 100% of Base Salary (the “Target Bonus”) contingent upon the achievement of qualitative performance goals and quantitative goals (based on EBIDTA targets) approved by the Board.  The Bonus will be paid in accordance with the terms of the bonus plan as in effect from time to time.  The bonus may be paid partially in cash and partially in equity at the discretion of the Board.

Benefits:
While employed under the Definitive Agreement, Executive will be eligible to participate in the Company’s employee benefit plans generally applicable to senior executives of the Company as in effect from time to time and in accordance with the terms and conditions set forth in such plans.  The Company will provide Executive with indemnification to the fullest extent permitted by applicable law and directors and officers’ insurance coverage.

Severance:
Subject to Executive’s execution of a release in a form reasonably determined by the Company, in the event that Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason, the Company shall provide Executive with severance in an amount equal to two times the sum of (x) Executive’s Base Salary plus (y) the full amount of the Target Bonus for one year.

Payment of the severance shall be in a lump sum on the sixtieth day1 after Executive’s termination. Executive shall not be entitled to severance upon the expiration of the term of Executive’s employment.

The definitions of “Cause” and “Good Reason” shall be set forth in the Definitive Agreement between the parties.

1 Sixtieth day is for tax reasons related to the need for a release.

Clawback:
The Company may claw back from Executive any bonus and equity-based compensation received in the prior year if the Company is required to restate financial results due to material non-compliance with any financial reporting requirements.

Prior Agreements:
Concurrent with the effectiveness of the Definitive Agreement, the Sub-Advisory Agreement between Greenlight Capital, Inc. and Executive dated March 10, 2008, as amended, and the Investment Advisory Agreement between JBGL Builder Finance, LLC and Executive, dated June 14, 2010, as amended, and any other remuneration and management agreements, will be terminated contemporaneously and all remaining amounts due under such agreements will be settled by the parties.

Equity Awards:
As soon as practicable, a long term incentive plan will be created to provide for equity-based awards and options to acquire shares of Company Common Stock (the “Options”) to senior management of the Company, including Executive.  The plan will reserve 7% of the total shares of Common Stock of the Company (after the contemplated transactions) for awards.  The Board will decide, with input from Executive, how many equity-based awards to grant to senior management and what the parameters for granting equity incentives will be.  Options will only be granted with an exercise price at least equal to the fair market value of the Common Stock on the date of grant (the “Exercise Price”). Equity-based awards will have a vesting schedule set by the Board.  Company will provide Executive a one-time grant of 500,000 Options, exercisable within 10 years of the grant date (subject to earlier termination in customary circumstances), at an Exercise Price of the fair market value of the Company Common Stock immediately post consummation of the Transactions, with a vesting schedule of 20% annually over 5 years.

Restrictive Covenants:
Executive shall be subject to a (i) 12-month post-termination non-competition covenant relating to competitors of the Company, (ii) 12-month post-termination non-solicitation covenant applying to employees, consultants, vendors, customers and similar business relationships of the Company, (iii) perpetual confidentiality covenant and (iv) perpetual non-disparagement covenant.

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Withholding:	Payments due to Executive hereunder shall be subject to withholding in accordance with applicable tax laws or regulations.
Confidentiality:
Unless required by law, the terms and conditions in this Agreement (and any successor employment agreement) shall remain confidential except as required to be disclosed under laws and regulations applicable to the Company.  The parties acknowledge that this term sheet will be publicly filed and disclosed in various Company filings with the Securities and Exchange Committee related to the Transactions.

Definitive Agreements:
The parties agree to negotiate in good faith and to enter into the Definitive Agreement on terms consistent with this Agreement and in forms reasonably acceptable to the parties, which shall supersede any other employment, severance, change of control or related agreements between the Company and Executive.

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Exhibit C

[●], 2014

BioFuel Energy Corp.
1600 Broadway, Suite 1740
Denver, CO 80202

Re:     Rights Offering

Ladies and Gentlemen,

This Rights Offering Backstop Agreement (this “Letter Agreement”) is entered into by BioFuel Energy Corp. (“BFE Corp.”) and the entity listed on Exhibit A (the “Backstop Party”) in connection with that certain Transaction Agreement, dated as of June 10, 2014, by and among JBGL Capital, LP, JBGL Exchange (Offshore), LLC, JBGL Willow Crest (Offshore), LLC, JBGL Hawthorne (Offshore), LLC, JBGL Inwood (Offshore), LLC, JBGL Chateau (Offshore), LLC, JBGL Castle Pines (Offshore), LLC, JBGL Mustang (Offshore), LLC, JBGL Kittyhawk (Offshore), LLC, JBGL Lakeside (Offshore), LLC, JBGL Builder Finance (Offshore), LLC, Greenlight Onshore Investments, LLC, Brickman Member Joint Venture, JBGL Exchange, LLC, JBGL Willow Crest, LLC, JBGL Hawthorne, LLC, JBGL Inwood, LLC, JBGL Chateau, LLC, JBGL Castle Pines, LP, JBGL Castle Pines Management, LLC, JBGL Lakeside, LLC, JBGL Mustang, LLC, JBGL Kittyhawk, LLC, JBGL Builder Finance, LLC, and BFE Corp. (the “Transaction Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Transaction Agreement.

This Letter Agreement sets forth the parties’ respective obligations with respect to an SEC-registered offering, described herein (the “Rights Offering”), of rights to purchase shares of Common Stock, par value $0.01 per share, of BFE Corp. (“Common Stock”).  Subject to the terms and conditions of this Letter Agreement, the parties hereto intend that the Rights Offering shall provide for anticipated gross proceeds of at least $70,000,000 (taking into account the proceeds of any contemporaneous private placement of securities to equityholders of BioFuel Energy, LLC (the “LLC”), if any) to assist with the financing of the acquisition contemplated by the Transaction Agreement (the “JBGL Acquisition”).

In consideration of the premises and respective covenants and agreements set forth in this Letter Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.      Registration Statement.

a)      BFE Corp. hereby agrees to use its reasonable best efforts to commence and complete the Rights Offering as soon as reasonably practicable, subject to the terms and conditions set forth herein and in the Transaction Agreement.  Specifically, BFE Corp. hereby agrees, subject to the terms and conditions set forth herein and in the Transaction Agreement, to use its reasonable best efforts to file a Registration Statement on Form S-1 for the Rights Offering with the SEC and cause such Registration Statement to be declared effective by the SEC as soon as reasonably practicable. The offering period for the Rights Offering shall be no less than 20 Business Days.  No filing of, or amendment or supplement to, the Registration Statement will be made by BFE Corp. without providing the Backstop Party a reasonable opportunity to review and comment thereon, and BFE Corp. shall consider for inclusion in any such document comments reasonably proposed by the Backstop Party.

b)      The Backstop Party shall cooperate with BFE Corp. in connection with the preparation and filing of the Registration Statement, including promptly furnishing to BFE Corp., following written request therefor, any and all information concerning the Backstop Party or its Affiliates as may be required to be set forth in the Registration Statement under applicable Law.

2.      Terms of Rights Offering. In connection with the Rights Offering, BFE Corp. shall distribute at no charge to each of the holders of Common Stock on the record date for the Rights Offering (collectively, the “Eligible Common Stockholders”) rights (the “Rights”) to purchase shares of Common Stock, at a per share purchase price equal to 80% of the average closing price per share of the Common Stock for the ten trading days immediately following the date of filing of the Registration Statement; provided, that in no event will the per share purchase price be greater than $5.00 per share of Common Stock or less than $1.50 per share of Common Stock (the “Rights Price”). All Eligible Common Stockholders shall be eligible to participate in the Rights Offering pro rata based on each Eligible Common Stockholder’s ownership of Common Stock at the time of the Rights Offering. In addition, each Eligible Common Stockholder that exercises all of its Rights may oversubscribe for up to its pro rata share of unsubscribed Rights; provided that no Eligible Common Stockholder may acquire ownership of more than 4.99% of the outstanding Common Stock (after giving effect to the consummation of the Rights Offering and the JBGL Acquisition, and including any shares of Common Stock owned outside of the Rights Offering by the applicable Common Stockholder) by virtue of such oversubscription. For purposes of this Letter Agreement, “pro rata” shall mean (x) the aggregate number of shares of Common Stock held by each Eligible Common Stockholder divided by (y) the aggregate number of shares of Common Stock outstanding.

Each Right shall entitle the holder thereof to acquire, at a per share purchase price equal to the Rights Price, a number of shares of Common Stock equal to (a) $70,000,000 divided by (b) the Rights Price divided by (c) the number of shares of Common Stock outstanding on the record date for the Rights Offering.  The number of shares of Common Stock to be issued upon the exercise of all Rights distributed in the Rights Offering shall equal $70,000,000 divided by the Rights Price. In the event that there are equityholders of the LLC (other than BFE Corp.) as of the record date for the Rights Offering, simultaneously with the consummation of the Rights Offering, BFE Corp. shall sell to such equityholders, and such equityholders shall purchase from BFE Corp., a number of shares of Common Stock equal to the aggregate number of shares of Common Stock that such equityholders would have otherwise been entitled to purchase in the Rights Offering if they had converted their units of the LLC into shares of Common Stock prior to the record date of the Rights Offering, with the per share purchase price for such shares of Common Stock being equal to the Rights Price.  In the event of the foregoing, the size of the Rights Offering and the number of shares of Common Stock to be issued upon exercise of the Rights shall be equitably adjusted to reflect such arrangement.

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3.      Use of Offering Proceeds. The proceeds of the Rights Offering shall be used to finance the JBGL Acquisition in accordance with the terms of the Transaction Agreement and pay related fees and expenses.  Any remaining proceeds may be used for general corporate purposes.

4.      Basic Commitment.  If the Backstop Party owns shares of Common Stock on the date of this Letter Agreement, then, subject to the terms and conditions set forth herein, the Backstop Party hereby agrees (on behalf of itself and its Affiliates) to participate in the Rights Offering for its full pro rata share of Common Stock (the “Basic Commitment”).

5.      Backstop Commitment.  Subject to the terms and conditions set forth herein, including Section 10 hereof, in order to provide assurance that the Rights Offering will be fully subscribed, the Backstop Party hereby commits to purchase the percentage set forth on Exhibit A hereto (the “Commitment Percentage”) of the shares of Common Stock not sold to other Eligible Common Stockholders in the Rights Offering (the “Backstop Commitment”).

                        6.      Conditions.

a)      The Backstop Party’s obligation to purchase securities pursuant to the Basic Commitment and/or the Backstop Commitment, as applicable, is subject to the following conditions: (i) BFE Corp. shall be in compliance with its obligations under this Letter Agreement and the Transaction Agreement in all material respects; (ii) the representations and warranties of BFE Corp. set forth in this Letter Agreement shall be true and correct as of the date of this Letter Agreement and the consummation of the Rights Offering; (iii) the receipt by the Backstop Party of a legal opinion from Cravath, Swaine & Moore LLP with regard to the matters set forth in Exhibit D; and (iv) the JBGL Acquisition shall be consummated substantially simultaneously with the issuance to the Backstop Party of Common Stock pursuant to the Basic Commitment and/or the Backstop Commitment, as applicable, in accordance, in all material respects, with the terms of the Transaction Agreement, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the Backstop Party without the prior consent of the Backstop Party.

b)      BFE Corp.’s obligations hereunder are subject to the Backstop Party’s representations and warranties hereunder being true and correct in all material respects.

                        7.      Representations and Warranties of BFE Corp. BFE Corp. represents and warrants to the Backstop Party, as of the date of this Letter Agreement and as of the closing of the Rights Offering, as follows:

a)      Organization. BFE Corp. is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

b)      Power and Authority; Enforceability. BFE Corp. has all necessary corporate power and authority to execute and deliver this Letter Agreement and each other agreement, document or writing executed or delivered in connection with the Letter Agreement and each amendment or supplement to any of the foregoing (including this Letter Agreement, the “Transaction Documents”) to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions to which it is a party (collectively, the “Transactions”). The execution and delivery of and performance by BFE Corp. under this Letter Agreement, and the consummation by BFE Corp. of the Transactions to which it is a party, have been duly authorized and approved by all necessary corporate action by BFE Corp. (including by the Board of Directors of BFE Corp.).  The Transaction Documents to which it is a party have been duly executed and delivered by BFE Corp. and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitute legal, valid and binding obligations of BFE Corp., enforceable against BFE Corp. in accordance with their terms, subject to the Bankruptcy and Equity Exception.

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c)      No Violation; Necessary Approvals.  Other than as set forth on Schedule 7(c), the execution and delivery by BFE Corp. of this Letter Agreement and the other Transaction Documents to which BFE Corp. is a party, the performance by BFE Corp. of its obligations hereunder and thereunder and the consummation of the Transactions by BFE Corp. will not (i) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (A) Law or Governmental Authority, (B) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Body or arbitrator (an “Order”), (C) Contract or Permit to which, in the case of (A), (B) or (C), BFE Corp. is a party or by which it is bound or any of its assets are subject, or (D) any provision of the organizational documents of BFE Corp. as in effect as of the date of this Letter Agreement; except, in the case of clauses (A), (B) and (C), where any failures, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect; (ii) result in the imposition of any material Encumbrance upon any assets owned by BFE Corp.; (iii) subject to the effectiveness of the Amended Charter, require any consent or amendment under any Contract or organizational document to which BFE Corp. is a party or by which it is bound or any of its assets are subject; (iv) require any Permit under any Law or Order other than (A) required filings with the SEC, (B) filings required under, and compliance with other applicable requirements of, the HSR Act and any other required approval of the consummation of the Transactions by any Governmental Authority pursuant to any other antitrust Laws and (C) notifications or other filings with state or federal regulatory agencies after the date of this Letter Agreement that are necessary or convenient and do not require approval of the agency as a condition to the validity of the Transactions; or (v) trigger any rights of first refusal, preferential purchase or similar rights with respect to any securities of BFE Corp.

d)      Capitalization.  Prior to the Amended Charter, BFE Corp.’s authorized equity interests consist of 18,750,000 shares, consisting of (a) 10,000,000 shares of Common Stock, (b) 3,750,000 shares of Class B Common Stock and (c) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock” and, together with the Common Stock and the Class B Common Stock, the “Capital Stock”). With respect to Common Stock, as of the date of this Letter Agreement, __________ shares are issued and outstanding and __________ shares are held in treasury. With respect to Class B Common Stock, as of the date of this Letter Agreement, __________ shares are issued and outstanding and [0] shares are held in treasury.  With respect to Preferred Stock, as of the date of this Letter Agreement, 0 shares are issued and outstanding and [0] shares are held in treasury. All of the issued and outstanding shares of Capital Stock: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with all applicable state and federal securities Laws and (c) were not issued in breach of any commitments. Except as disclosed in BFE Corp.’s filings with the SEC, BFE Corp. has no outstanding options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, preemptive rights granted under BFE Corp.’s organizational documents, stock appreciation rights, phantom stock, profit participation or similar rights, or any other right or instrument pursuant to which any person may be entitled to purchase any security of BFE Corp., and has no obligation to issue any rights or instruments.  Except as disclosed in BFE Corp.’s filings with the SEC, there are no Contracts with respect to the voting or transfer of any of the Capital Stock. BFE Corp. is not obligated to redeem or otherwise acquire any of its outstanding Capital Stock.

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                        8.      Representations and Warranties of the Backstop Party.

a)      Power and Authority.  The Backstop Party represents and warrants to BFE Corp. that (i) it has the relevant entity power and authority necessary to execute and deliver each Transaction Document to which it is a party, and to perform and consummate the Transactions; and (ii) it has taken all action necessary to authorize the execution and delivery by it of each Transaction Document to which it is a party, the performance of its obligations thereunder, and the consummation by it of the Transactions. Each Transaction Document to which the Backstop Party is a party has been duly authorized, executed and delivered by it, and is enforceable against it in accordance with its terms, except as such enforceability may be subject to the Bankruptcy and Equity Exception.

b)      Registration Statement.  The Backstop Party shall ensure that the information provided by it for inclusion in the Registration Statement and each amendment or supplement thereto, at the time of dissemination thereof, the time of any amendment or supplement thereto and the time it becomes effective, (i) will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act.

c)      No Violation; Necessary Approvals.  The execution and the delivery by the Backstop Party of this Letter Agreement, the performance by the Backstop Party of its obligations hereunder and consummation by the Backstop Party of the Transactions will not, with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (A) Law or Governmental Authority, (B) Order, (C) Contract or Permit to which, in the case of (A), (B) or (C), the Backstop Party is a party or by which it is bound or any of its assets are subject, or (D) any provision of the organizational documents of the Backstop Party as in effect as of the date of this Letter Agreement; except, in the case of clauses (A), (B) and (C), where any failures, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Backstop Party to fulfill its obligations under this Letter Agreement.

d)      No Registration.  The Backstop Party understands that the Common Stock will not be registered under the Securities Act by reason of an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Backstop Party’s representations herein or otherwise made pursuant hereto.  The Backstop Party understands that BFE Corp. is relying upon the truth of its representations in connection with the Transactions.

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e)      Investment Intent.  The Backstop Party is acquiring the Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and the Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

f)      Sophistication.  The Backstop Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Common Stock being acquired hereunder. The Backstop Party is an accredited investor within the meaning of Rule 501(a) under the Securities Act.  The Backstop Party has conducted its own investigation, analysis and appraisal with respect to BFE Corp., the Sellers, the Companies and the Transactions as it has deemed necessary, has access to all information that it believes necessary, sufficient or appropriate to evaluate the Transactions and has had the opportunity to discuss such information with its advisors.  The Backstop Party understands and is able to bear any economic risks associated with its investment in the Common Stock to be acquired pursuant hereto (including, without limitation, the necessity of holding the Common Stock for an indefinite period of time) and has made its own investment decision regarding the Transactions based on its own knowledge and investigation.

g)      Sufficiency of Funds.  The Backstop Party has and will have available funds sufficient to pay the aggregate purchase price for all Common Stock to be purchased by the Backstop Party hereunder.

h)      No Representations; Information. None of BFE Corp., the Sellers, the Companies or their respective Affiliates has made any representation or warranty, express or implied, regarding any aspect of the Transactions except as set forth herein and in the Transaction Agreement, as applicable, and the Backstop Party is not relying on any such representation or warranty not contained herein or therein. The Backstop Party acknowledges that each of BFE Corp., the Sellers, the Companies and/or their respective Affiliates may possess or have access to information concerning any of them or the Transactions that has not been communicated to the Backstop Party and the Backstop Party hereby waives any and all claims it may have or may hereafter acquire against each of BFE Corp., the Sellers, the Companies and their respective Affiliates relating to any failure to disclose information in connection with the Transactions.

i)      Ownership of Common Stock. All of the Common Stock owned by the Backstop Party and its Affiliates as of the date hereof is set forth on Exhibit B hereto. The Backstop Party (on behalf of itself and its Affiliates) hereby agrees not to offer, sell, contract to sell, pledge or otherwise dispose of, or, other than in connection with its obligations pursuant to the Basic Commitment and/or the Backstop Commitment, as applicable, purchase or otherwise acquire, directly or indirectly, any Common Stock or securities convertible into or exchangeable or exercisable for Common Stock prior to the Closing or termination of the Transaction Agreement in accordance with its terms.

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9.      Expenses; Indemnification.

a)      General. Whether or not the transactions contemplated hereby are consummated, BFE Corp. agrees to: (x) reimburse the reasonable and documented legal fees and expenses of the Backstop Party incurred in connection with the preparation and negotiation of this Letter Agreement, and the proposed documentation and the transactions contemplated hereby, up to $[•]; and (y) indemnify and hold harmless the Backstop Party and its equityholders, members and general and limited partners and the respective officers, directors, employees, affiliates, advisors, agents, attorneys, accountants and consultants of each such entity and to hold the Backstop Party and such other persons and entities (each, an “Indemnified Person”) harmless from and against any and all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this Letter Agreement, the matters referred to herein, the proposed Backstop Commitment contemplated hereby, the use of proceeds thereunder or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each such Indemnified Person within five business days of demand for any legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Person. Notwithstanding any other provision of this Letter Agreement, neither BFE Corp. nor any Indemnified Person will be liable for any special, indirect, consequential or punitive damages in connection with its respective activities related to the Backstop Commitment.  The terms set forth in this paragraph shall survive termination of this Letter Agreement.

b)      Tax Withholdings and Indemnity. BFE Corp. agrees not to withhold any taxes on any payments made to the Backstop Party under this Letter Agreement; provided that to the extent BFE Corp. is required (by Law or pursuant to the conclusion of any legal proceeding or the reasonable interpretation or administration thereof) to withhold, remit or pay over any taxes on any payments made to the Backstop Party under this Letter Agreement, BFE Corp. agrees to indemnify the Backstop Party and make them whole with respect to any and all such taxes actually withheld including any and all associated interest and penalties.

                       10.     Maximum Backstop Commitment.  Notwithstanding anything to the contrary in this Letter Agreement, the Backstop Party may not acquire more than 4.99% of the outstanding Common Stock as a result of its Basic Commitment and/or Backstop Commitment, as applicable, and to the extent that the purchase of shares of Common Stock by the Backstop Party pursuant to this Letter Agreement would result in the Backstop Party acquiring more than 4.99% of the outstanding Common Stock upon the consummation of the Rights Offering and the JBGL Acquisition, the Basic Commitment and/or Backstop Commitment, as applicable, for the Backstop Party will be reduced accordingly.

                       11.     No Recourse.  Notwithstanding anything that may be expressed or implied in this Letter Agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Letter Agreement, BFE Corp. covenants, agrees and acknowledges that no personal liability shall attach to the former, current or future equityholders, controlling persons, directors, officers, employees, agents, affiliates, members, managers general or limited partners or assignees of the Backstop Party or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing, whether by enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise.

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                       12.    Assignment; Third Party Beneficiaries.  This Letter Agreement (a) is not assignable by BFE Corp. or the Backstop Party without the prior consent of the other party and the Sellers (and any purported assignment without such consent shall be null and void) and (b) is intended to be solely for the benefit of the parties hereto and the Sellers and is not intended to confer any benefits upon, or create any rights of, any person other than the parties hereto; provided that the Sellers are an express third party beneficiary hereof and shall have the right directly to enforce specifically the terms and provisions of this Letter Agreement.

                       13.     Governing Law; Jurisdiction.

a)      This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

b)      Each of the parties hereto hereby agrees that:  (i) all actions and proceedings arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the courts of the State of New York or any court of the United States located within the City of New York in the State of New York; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

c)      Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 13 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to the following addresses:

If to BFE Corp., to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Craig F. Arcella
Fax: (212) 474-3700
E-mail: carcella@cravath.com

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with a copy to (which shall not constitute notice) to:

BioFuel Energy Corp.
1600 Broadway, Suite 1740
Denver, CO 80202
Attention: Mark Zoeller
Fax: (303) 592-8117
E-mail: mzoeller@bfenergy.com

If to the Backstop Party, to:

[●].

However, the foregoing shall not limit the right of a party to effect service of process on any other party by any other legally available method.

                       14.     Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy that may arise under this Letter Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Letter Agreement, or any of the Transactions.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Letter Agreement by, among other things, the mutual waivers and certifications expressed above.

                       15.     Amendment; Waiver; Counterparts.  This Letter Agreement may not be amended, modified or waived except in a writing signed by the Backstop Party and BFE Corp., and with the prior written consent thereto by the Sellers. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of this Letter Agreement by facsimile or e-mail shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

                       16.     Termination.  The obligations of the Backstop Party under this Letter Agreement shall terminate immediately, at the Backstop Party’s election, at any time prior to the consummation of the Rights Offering upon the occurrence of any of the following: (i) if in the reasonable judgment of the Backstop Party, the conditions in Section 6 become incapable of being satisfied prior to the End Date; (ii) a Material Adverse Effect, Buyer Material Adverse Effect or a Seller Material Adverse Effect has occurred; (iii) BFE Corp.’s adoption of any plan of reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (iv) the Common Stock shall no longer be listed on NASDAQ; or (v) the Transaction Agreement shall have been terminated. Further, the Backstop Party or BFE Corp. may terminate this Letter Agreement at any time upon five business days’ prior written notice upon the occurrence of any of the following events: (x) another party’s material breach of any of the representations, warranties or covenants set forth in this Letter Agreement that remains uncured for a period of five business days after the receipt by the non-terminating party of notice of such breach or (y) the issuance by any Governmental Authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Rights Offering or any related transactions. The Letter Agreement, and the obligations of the parties hereunder, may be terminated by mutual agreement between the parties.

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                       17.     Entire Agreement.  This Letter Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written on oral, between the parties hereto with respect to the subject matter hereof and shall become effective and binding upon the mutual exchange of fully executed counterparts.

                       18.     Registration Rights Agreement.  Prior to the consummation of the Rights Offering, BFE Corp. and the Backstop Party will enter into a registration rights agreement in customary form, including the terms set forth on Exhibit C hereto.

If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to us.

[Signature Pages Follow]

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Very truly yours,

[BACKSTOP PARTY]

Name:
Title:

[Signature Page to Rights Offering Backstop Agreement]

The foregoing is hereby accepted and agreed to in all respects by the undersigned:

BIOFUEL ENERGY CORP.

Name:
Title:

[Signature Page to Rights Offering Backstop Agreement]

EXHIBIT A

COMMITMENT PERCENTAGE

Backstop Party	Commitment Percentage
[●]	[●]%

EXHIBIT B

COMMON STOCK OWNERSHIP

Backstop Party and its Affiliates	Number of Shares of Common Stock
[●]	[●]

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT TERM SHEET

[See attached.]

BioFuel Energy Corp.
Registration Rights Agreement Term Sheet for a Backstop Party

Parties:
BioFuel Energy Corp. (“BIOF”) and the Backstop Party (as defined in that certain Rights Offering Backstop Agreement to which this term sheet is attached as Exhibit C (the “Backstop Agreement”)) shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in connection with the transactions contemplated by the Backstop Agreement. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Backstop Agreement.

Registrable Common Stock:
“Registrable Common Stock” shall mean any share of BIOF common stock, par value $0.01 per share (the “Common Stock”) beneficially owned by the Backstop Party or its Affiliates from time to time (collectively, the “Holders”); provided that any share of Common Stock that is considered to be Registrable Common Stock shall cease to be Registrable Common Stock (a) upon the sale thereof pursuant to an effective registration statement, (b) upon the sale thereof pursuant to Rule 144 (or successor rule under the Securities Act), (c) when such security ceases to be outstanding or (d) when all such securities held by a Holder become eligible for immediate sale under Rule 144 (or successor rule under the Securities Act) without any time or volume limitations under such rule.

Piggyback Rights:
Availability: The Holders shall have unlimited piggyback rights, provided that they shall have no piggyback rights for a rights offering or for Form S-8 or S-4 registrations (and successor forms).
Notice: BIOF shall give notice of an intended registered offering to the Holders as soon as reasonably practicable, but no less than 15 days prior to the anticipated filing date.
Cutbacks: Cutbacks will be permitted in an underwritten offering if the underwriter determines in good faith that selling the number of shares requested to be included in the offering would materially and adversely affect BIOF’s ability to sell the shares at the desired offering price. If the offering is for BIOF’s account, then priority will be given to the shares being sold by BIOF, then to the Holders and other similarly-situated backstop parties (pro rata based on the number of shares that each elects to include in the registration), then to other BIOF stockholders. If the offering is initiated for the account of BIOF stockholders other than Holders or other similarly-situated backstop parties, priority shall be to those stockholders, then to the Holders and other similarly-situated backstop parties (pro rata based on the number of shares that each elects to include in the registration), then to the shares being sold by BIOF.
Underwriting Terms: BIOF shall require the underwriter to include Registrable Common Stock in the offering on the same terms and conditions as the BIOF shares.
Withdrawal: The Holders may withdraw from a piggyback registration at any time.

Expenses:
All expenses of the registered offerings pursuant to exercise by the Holders of their registration rights shall be paid by BIOF (other than underwriting discounts and commissions with respect to underwritten offerings). In connection with each piggyback registration, BIOF shall reimburse the Holders for the reasonable fees and disbursements of one counsel on behalf of all Holders and all similarly-situated backstop parties.

Termination of Registration Rights:
BIOF’s obligations to register Common Stock with respect to a particular Holder shall terminate when such Holder is able to sell all of its Registrable Common Stock without limitation under Rule 144 of the Securities Exchange Act of 1933.

Indemnification:	Customary indemnification provisions to be set forth in the Registration Rights Agreement.
Governing Law:	New York.

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EXHIBIT D

MATTERS TO BE ADDRESSED IN OPINION OF CRAVATH, SWAINE & MOORE LLP

1. Based solely on a certificate from the Secretary of State of the State of Delaware, the Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

2. The Shares have been duly and validly authorized and, upon the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

3. No authorization, approval or other action by, and no notice to, consent of, order of, or filing with, any United States Federal, New York State or, to the extent required under the General Corporation Law of the State of Delaware, Delaware governmental authority is required to be made or obtained by the Company for the acquisition of the Shares by the Backstop Party in connection with the Backstop Commitment (as defined in the Rights Offering Letter Agreement), other than those that may be required under the blue sky laws of any jurisdiction.

[4. The statements made in the Prospectus under the caption “Description of Capital Stock”, insofar as they purport to constitute summaries of the terms of the Shares, and under the caption “Material U.S Federal Income Tax Consequences”, insofar as they purport to describe the material tax consequences of (i) the receipt and exercise of the Rights and (ii) the acquisition ownership and disposition of the Company’s Common Stock fairly summarize the matters therein described.

5. The Registration Statement became effective under the Securities Act on [ ], 2014, and thereupon the offering contemplated by the Prospectus became registered under the Securities Act; to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act.

6. The Rights have been duly and validly authorized, and, when validly issued in accordance with such authorization, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in proceeding in equity or at law).]1

           1 Only applicable to Greenlight and Third Point.

Schedule 7(c)

[Disclosure be provided, if any]